Exhibit 2.1





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                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                                   KROLL INC.,
                           ODI ACQUISITION CORPORATION
                                       AND
                        ONTRACK DATA INTERNATIONAL, INC.





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                                  April 1, 2002

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                                Table of Contents

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                                                                            ----

ARTICLE I. THE MERGER........................................................1
  1.1    The Merger..........................................................1
  1.2    Closing; Effective Time.............................................2
  1.3    Effect of the Merger................................................2
  1.4    Articles of Incorporation; Bylaws...................................2
  1.5    Directors and Officers..............................................3
  1.6    Effect on Capital Stock.............................................3
  1.7    Surrender of Certificates...........................................4
  1.8    No Further Ownership Rights in Target Common Stock..................6
  1.9    Lost, Stolen or Destroyed Certificates..............................7
  1.10   Tax Consequences....................................................7
  1.11   Return of Exchange Fund.............................................7
  1.12   Taking of Necessary Action; Further Action..........................7

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF TARGET.........................8
  2.1    Organization, Standing and Power....................................8
  2.2    Capital Structure...................................................8
  2.3    Authority..........................................................10
  2.4    SEC Documents; Target Financial Statements.........................11
  2.5    Absence of Certain Changes.........................................12
  2.6    Absence of Undisclosed Liabilities.................................13
  2.7    Contracts..........................................................14
  2.8    Litigation.........................................................15
  2.9    Restrictions on Business Activities................................15
  2.10   Governmental Authorization.........................................15
  2.11   Title to Property..................................................16
  2.12   Intellectual Property..............................................16
  2.13   Environmental Matters..............................................19
  2.14   Taxes..............................................................20
  2.15   Employee Benefit Plans.............................................21
  2.16   Employees and Consultants..........................................23
  2.17   Related-Party Transactions.........................................25
  2.18   Insurance..........................................................25
  2.19   Compliance with Laws...............................................26
  2.20   Brokers' and Finders' Fees.........................................26
  2.21   Vote Required......................................................26
  2.22   Registration Statement; Proxy Statement/Prospectus.................26
  2.23   Complete Copies of Materials.......................................27
  2.24   Opinion of Financial Advisor.......................................27
  2.25   Board Approval.....................................................27
  2.26   Illegal Payments...................................................27
  2.27   Customers..........................................................27

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                                Table of Contents

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  2.28   Section 673 of Minnesota Law Not Applicable........................28
  2.29   Representations Complete...........................................28

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB......28
  3.1    Organization, Standing and Power...................................28
  3.2    Capital Structure..................................................29
  3.3    Authority..........................................................29
  3.4    SEC Documents; Acquiror Financial Statements.......................30
  3.5    Absence of Undisclosed Liabilities.................................31
  3.6    Absence of Certain Changes.........................................32
  3.7    Intellectual Property..............................................32
  3.8    Environmental Matters..............................................33
  3.9    Employee Benefit Plans.............................................33
  3.10   Litigation.........................................................34
  3.11   Taxes..............................................................34
  3.12   Restrictions on Business Activities................................34
  3.13   Compliance with Laws...............................................34
  3.14   Registration Statement; Proxy Statement............................35
  3.15   Brokers' and Finders' Fees.........................................35
  3.16   Vote Required......................................................35
  3.17   Complete Copies of Materials.......................................36
  3.18   Illegal Payments...................................................36
  3.19   Board Approval.....................................................36
  3.20   Representations Complete...........................................36

ARTICLE IV. CONDUCT PRIOR TO THE EFFECTIVE TIME.............................36
  4.1    Conduct of Business of Target and Acquiror.........................36
  4.2    Conduct of Business................................................37
  4.3    Notices............................................................41

ARTICLE V. ADDITIONAL AGREEMENTS............................................41
  5.1    No Solicitation....................................................41
  5.2    Proxy Statement/Prospectus; Registration Statement.................43
  5.3    Stockholders Meetings..............................................43
  5.4    Access to Information..............................................44
  5.5    Confidentiality....................................................45
  5.6    Public Disclosure..................................................45
  5.7    Consents; Cooperation..............................................45
  5.8    Stockholder Lists..................................................46
  5.9    Indemnification....................................................46
  5.10   Irrevocable Proxies................................................48
  5.11   Notification of Certain Matters....................................48
  5.12   Tax-Free Reorganization............................................48
  5.13   Stock Options and Stock Purchase Plan..............................49
  5.14   Listing of Additional Shares.......................................50

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                                Table of Contents

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  5.15   Additional Agreements..............................................50
  5.16   Employee Benefits..................................................50
  5.17   Financial Statements...............................................51

ARTICLE VI. CONDITIONS TO THE MERGER........................................51
  6.1    Conditions to Obligations of Each Party to Effect the Merger.......51
  6.2    Additional Conditions to the Obligations of Target.................52
  6.3    Additional Conditions to the Obligations of Acquiror and
         Merger Sub.........................................................53

ARTICLE VII. TERMINATION, EXPENSES, AMENDMENT AND WAIVER....................54
  7.1    Termination........................................................54
  7.2    Effect of Termination..............................................56
  7.3    Expenses and Termination Fees......................................57
  7.4    Amendment..........................................................57
  7.5    Extension; Waiver..................................................57

ARTICLE VIII. GENERAL PROVISIONS............................................58
  8.1    Effectiveness of Representations, Warranties and Agreements........58
  8.2    Notices............................................................58
  8.3    Interpretation.....................................................59
  8.4    Counterparts.......................................................59
  8.5    Entire Agreement; No Third Party Beneficiaries.....................60
  8.6    Severability.......................................................60
  8.7    Remedies Cumulative................................................60
  8.8    Governing Law......................................................60
  8.9    Assignment.........................................................61
  8.10   Rules of Construction..............................................61


                                    Schedules


Schedule A  Definitions

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                      AGREEMENT AND PLAN OF REORGANIZATION


            This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered on April 1, 2002, by and among Kroll Inc., an Ohio corporation ("Acquiror"), ODI Acquisition Corporation, a Minnesota corporation ("Merger Sub"), and ONTRACK Data International, Inc., a Minnesota corporation ("Target").

                                    RECITALS


            A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have declared the advisability of and approved the Merger and the Merger Agreement.

            B. Pursuant to the Merger, among other things, each outstanding share of common stock, $.01 par value, of Target ("Target Common Stock"), shall be converted into shares of common stock, $.01 par value, of Acquiror ("Acquiror Common Stock"), at the rate and on the other terms and conditions set forth herein.

            C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

            D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

            E. Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, certain affiliates of Target are entering into an agreement to vote the shares of Target Common Stock owned by such affiliates to approve the Merger and against competing proposals in accordance with the terms thereof.

            F. Certain defined terms not otherwise defined herein shall have the meanings ascribed thereto in Schedule A hereto.

            NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I.
                                   THE MERGER

1.1   The Merger

            At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Articles of Merger attached hereto as Exhibit A (the "Articles of Merger")

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and the applicable provisions of the Minnesota Business Corporation Act
("Minnesota Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation under the name "ONTRACK Data International, Inc." Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2   Closing; Effective Time

            Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, the closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable (but in any event within two (2) Business
Days) after the satisfaction or waiver of each of the conditions set forth in
Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Torys LLP, 237 Park Avenue, New York, New York 10017, or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of Minnesota Law (the time and date of such filing, or such later time or date as is provided in the Articles of Merger, being the "Effective Time" and the "Effective Date," respectively).

1.3   Effect of the Merger

            At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Articles of Incorporation; Bylaws

            (a) At the Effective Time, the Articles of Incorporation of Target shall be amended in their entirety to read as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Minnesota Law, except that as of the Effective Time,
Article I of the Articles of Incorporation shall be amended to read: "The name of the corporation shall be "ONTRACK Data International, Inc.," and such Articles of Incorporation shall contain the indemnification provision set forth in Section 5.9(a).

            (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and which shall contain the indemnification provisions set forth in Section 5.9(a), shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Minnesota Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

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1.5   Directors and Officers

            At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed in accordance with Minnesota Law and the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed in accordance with Minnesota Law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.6   Effect on Capital Stock

            By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

            (a) Conversion of Target Common Stock. (i) Subject to Sections 1.6(a)(ii) and 1.6(a)(iii) below and subject to Section 7.1(j) hereof, at the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock to be canceled pursuant to Section 1.6(b) or any shares of Target Common Stock to which dissenters' rights have been exercised pursuant to Section 1.6(g)) will be converted automatically into the right to receive the fraction of one fully paid and non-assessable share of Acquiror Common Stock equal to the product of (x) one (1) and (y) a fraction (rounded to four (4) decimal places, with the number five (5) and below being rounded down), the numerator of which is $12.50 and the denominator of which is the Average Stock Price (subject to Sections 1.6(a)(ii), 1.6(a)(iii) and 7.1(j), such product being the "Exchange Ratio"); provided, however,

                (i) if the Average Stock Price is equal to or less than $15.8634, the Exchange Ratio shall, for the purposes of this Agreement, be deemed to equal 0.7880, except as may be otherwise provided in Section 7.1(j); and

                (ii) if the Average Stock Price is equal to or greater than $19.3886, the Exchange Ratio shall, for the purposes of this Agreement, be deemed to equal 0.6447.

            (b) Cancellation of Target Common Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock, and each share of Target Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be by virtue of the Merger and without any action on the part of the holder thereof canceled and extinguished without any conversion thereof or consideration therefor.

            (c) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, $.01 par value, of Merger Sub will be converted automatically into one fully

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paid and nonassessable share of common stock of the Surviving Corporation.

            (d) Target Stock Option Plans. At the Effective Time, Target's Non-Qualified Stock Option Plan and Target's 1996 Stock Incentive Plan (collectively, the "Target Stock Option Plans") and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plans shall be automatically assumed by Acquiror in accordance with, and subject to the terms and conditions of, Section 5.13.

            (e) Adjustments to Exchange Ratios. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock having a record date after the date hereof and prior to the Effective Time.

            (f) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded down to the nearest whole cent, without interest) equal to the product of (x) such fraction, multiplied by (y) the Average Stock Price.

            (g) Dissenters' Rights. Notwithstanding any provisions of this Agreement to the contrary, any Target Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, to receive fair value for such Target Common Stock ("Dissenting Shares") in accordance with the provisions of Sections 302A.471 and 302A.473 of Minnesota Law and as of the Effective Time has not withdrawn or lost such dissenter's rights shall not be converted into or represent a right to receive the consideration pursuant to Section 1.6(a) (the "Merger Consideration"), but the stockholder shall only be entitled to such rights as are granted by Minnesota Law. If a holder of Target Common Stock who asserts dissenter's rights under Minnesota Law withdraws or loses such rights (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares (the "Unperfected Shares") shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(a), without interest, upon the surrender of the certificate or certificates formerly representing those Unperfected Shares. Target shall give Acquiror (i) prompt notice of any written notice of intent to demand fair value for any Unperfected Shares, attempted withdrawals of such demands, the deposit of any shares for which payment is demanded, and any other instruments served pursuant to Minnesota Law received by the Target relating to dissenters' rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the assertion of dissenters' rights under Minnesota Law. Target shall not, except with the prior written consent of Acquiror, given in its sole discretion, voluntarily make any payment with respect to any such demands for payment of fair value, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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1.7   Surrender of Certificates

            (a) Exchange Agent; Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, but in no event later than three (3) Business Days after the Effective Date, Acquiror shall make available to or for such bank or trust company as shall be designated by Acquiror and reasonably acceptable to Target (the "Exchange Agent") for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Common Stock outstanding immediately prior to the Effective Time, plus cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(e) (such cash amount and certificates being hereinafter referred to as the "Exchange Fund").

            (b) Exchange Procedures. Promptly after the Effective Time, but no later than five (5) Business Days after the Effective Date, Acquiror shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock and cash in lieu of fractional shares pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Acquiror shall cause the Exchange Agent to promptly send to the holder, one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing the number of whole shares of Acquiror Common Stock and payment of cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.6 and any dividends or other distributions to which such holder is entitled pursuant to
Section 1.7(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Target Common Stock which is not registered in the transfer records of Target as of the Effective Time, shares of Acquiror Common Stock, dividends, distributions and cash in respect of fractional shares may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such shares of Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to Section 1.7(d) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such

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Certificate. Subject to applicable law, following surrender of any such
Certificate, there shall be paid to the record holder of such Certificate one or more certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, plus payments of cash in lieu of fractional shares, plus the amount of any such dividends or other distributions with a record date after the Effective Time that would have been previously payable (but for the provisions of this Section 1.7(c)) with respect to such shares of Acquiror Common Stock. No interest shall be paid in connection with the issuance of Acquiror Common Stock and payments of cash contemplated by the preceding sentence.

            (d) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or the Exchange Agent that such tax has been paid or is not payable.

            (e) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person or entity for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Withholding Rights. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c) otherwise payable pursuant to this Agreement to any holder of Target Common Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Acquiror or the Exchange Agent.

1.8   No Further Ownership Rights in Target Common Stock

            All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be promptly canceled and exchanged as provided in this
Article I.

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

1.9   Lost, Stolen or Destroyed Certificates

            In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10  Tax Consequences

            It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. No party shall take any action that would, to such party's knowledge, cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In the event the status of the Merger as a reorganization under Sections 368(a) is challenged by the IRS on a basis of a technical deficiency, this Agreement will be deemed amended to the extent the amendment does not materially change the position of the parties as of the date of its execution, to correct any such technical deficiency. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-1(c) of the United States Treasury Regulations.

1.11  Return of Exchange Fund

            Any portion of the Exchange Fund that remains unclaimed by stockholders of Target for six (6) months after the Effective Time shall be returned to Acquiror, upon demand, and any holder of Target Common Stock as of the Effective Time who has not theretofore complied with Section 1.7 shall thereafter look only to Acquiror for issuance of the number of shares of Acquiror Common Stock and cash in lieu of fractional shares to which such holder has become entitled, subject to Section 1.7(f).

1.12  Taking of Necessary Action; Further Action

            If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF TARGET

            Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth in the disclosure letter delivered by Target to Acquiror on the date of the execution and delivery of this Agreement (the "Target Disclosure Letter"). The Target Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Agreement unless a cross-reference is made to another paragraph which such disclosure also qualifies. Any reference in this Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (a) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (b) the availability of specific performance, injunctive relief and other equitable remedies.

2.1   Organization, Standing and Power

            Except as set forth in Section 2.1 of the Target Disclosure Letter, each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target and its subsidiaries have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and except as set forth in Section 2.1 of the Target Disclosure Letter, are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has made available to Acquiror a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target and each of its subsidiaries, each as amended to date. Neither Target nor any of its subsidiaries are in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

2.2   Capital Structure

            (a) Except as set forth in Section 2.2(a) of the Target Disclosure Letter, Target is the record and beneficial owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Target free and clear of any Liens. There are, and as of the Effective Time will be, no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target, any such subsidiary or any other person or entity to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the subsidiaries set forth in Section 2.2(a) of the Target Disclosure Letter.

            (b) The authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value, of which there were issued and outstanding as of the date of this Agreement 10,463,149 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date of this Agreement, other than pursuant to the exercise of (i) options outstanding as of the date of this Agreement under the Target Stock Option Plans or (ii) subscription rights outstanding as of the date of this Agreement under the Target Employee Stock Purchase Plan ("Target ESPP"). All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the date of this Agreement, Target has reserved (i) 2,800,000 shares of Target Common Stock for issuance pursuant to the Target Stock Option Plans, of which 632,447 shares have been issued pursuant to option exercises or direct stock purchases, and 1,754,941 shares are subject to outstanding, unexercised options and (ii) 250,000 shares of Target Common Stock for issuance to employees pursuant to the Target ESPP, none of which have been issued and approximately 20,672 shares are subject to outstanding subscription rights based on withholdings through March 15, 2002 and Target stock price as of March 15, 2002. Except for (i) the rights created pursuant to this Agreement, (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plans or
(iii) acceleration of vesting of stock options outstanding as of the date of this Agreement pursuant to the Target Stock Option Plans or agreements or grants entered into thereunder or relating thereto, including without limitation, employment agreements, change of control agreements, employment letters and similar agreements or commitments (all of which agreements, grants, letters and commitments are set forth in Section 2.2(b) of the Target Disclosure Letter), there are no other subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character to which Target or any of its subsidiaries is a party or by which any such entity is bound obligating Target or any of its subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target capital stock (including Target Common Stock) or other securities or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Common Stock (i) between or among Target and any of its stockholders and
(ii) to Target's knowledge, among any of Target's stockholders or between any of Target's stockholders and any third party, except for the Voting Agreements. The Target Stock Option Plans (i) do not prohibit the assumption of such Target Stock Option Plans (and the options granted thereunder) by Acquiror and the substitution of Acquiror Common Stock as provided in Section 5.13 of this Agreement and do not require the consent or approval of the holders of the outstanding options under the Target Stock Option Plans, the Target stockholders, or otherwise in order to effect such assumption and substitution and (ii) require the acceleration of the exercise schedule or vesting provisions in effect for such options, except with respect to Target's Non-Qualified Stock Option Plan, provided however, Target's Board of Directors shall accelerate the vesting schedule of all options outstanding thereunder which do not otherwise accelerate pursuant to separate stock option agreements (constituting options to purchase 1,000 shares of Target Common Stock). The current "Purchase Periods" (as defined in the Target ESPP) commenced under the Target ESPP on October 1, 2001 and January 1, 2002, and each Purchase Period will end at the ESPP Termination Date, and except for the purchase rights granted on such commencement dates to participants in the current Purchase Periods, there are no other purchase rights or options outstanding under the Target ESPP. True and complete copies of all agreements and instruments (or representative forms thereof) relating to or issued under the Target Stock Option Plans and Target ESPP have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms made available to Acquiror. All outstanding shares of Target Common Stock and all options granted pursuant to the Target Stock Option Plans were issued in compliance with all applicable federal and state securities laws.

            (c) On or prior to the date hereof (i) Target (and Target's Board of Directors or appropriate committees thereof) have taken the action contemplated by the last sentence of Section 5.13(c) hereof and (ii) Target (and Target's Board of Directors or appropriate committees thereof) have taken all necessary action to give effect to the terms and conditions set forth in Section 5.13(a) hereof. True and complete copies of all such actions have heretofore been delivered to Acquiror.

2.3   Authority

            (a) Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval and adoption of the Merger and this Agreement by Target's stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target, enforceable against Target in accordance with its terms.

            (b) Except as set forth in Section 2.3(b) of the Target Disclosure Letter, neither the execution, delivery and performance of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the articles of incorporation or bylaws (or similar organizational documents) of Target or any of its subsidiaries; (ii) conflict with, result in a breach or violation of, give rise to a default or loss of benefits, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any note, bond, indenture, guaranty, lease, license, agreement, instrument, writ, injunction, order, judgement or decree to which Target or any of its subsidiaries is a party or any of their respective properties or assets is subject; (iii) give rise to a declaration or imposition of any Lien upon any of the properties or assets of Target or any of its subsidiaries; or (iv) adversely affect any Target Governmental License necessary to enable Target and its subsidiaries to carry on their businesses as presently conducted, except, in the case of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, acceleration, declaration, imposition, impairment or effect that could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Target.

            (c) No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any Governmental Entity or other regulatory authority is required in order to (i) permit Target to consummate the Merger or perform its obligations under this Agreement or (ii) prevent the termination or modification of any governmental right, privilege, authority, franchise, license, permit or certificate of Target or any of its subsidiaries (collectively, "Target Governmental Licenses") to enable Target and its subsidiaries to own, operate and lease their respective properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their respective businesses as presently provided and conducted, or (iii) prevent any material loss or disadvantage to the business of Target and its subsidiaries, by reason of the Merger, except for (the following in clauses (A), (B) and (E), collectively, the "Target Governmental Approvals") (A) the filing of the Articles of Merger, as provided in Section 1.2; (B) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and clearance thereof by the Securities and Exchange Commission (the "SEC"); (C) any other filings or notices required pursuant to the Exchange Act and the rules promulgated thereunder, including under Regulation M-A; (D) the filing of a report on Form 8-K in accordance with the Exchange Act disclosing the existence and terms of this Agreement; (E) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") (and the expiration of the waiting period thereunder) and such filings, consents and approvals as are required under applicable foreign law (including antitrust or competition law); or (F) such other consents, authorizations, filings, approvals and registrations of or with any Governmental Entity that, if not obtained or made, would not have a Material Adverse Effect on Target, would not prevent or materially alter or delay the transactions contemplated by this Agreement, or would not prevent the Surviving Corporation from owning or operating any material portion of Target's or any of its subsidiaries' businesses.

2.4   SEC Documents; Target Financial Statements

            (a) Target has made available to Acquiror a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement, and other filings filed with the SEC by Target since January 1, 1997, and, prior to the Effective Time, Target will have promptly made available to Acquiror true and complete copies of any additional documents filed with the SEC by Target prior to the Effective Time (collectively, the "Target SEC Documents"). In addition, Target has made available to Acquiror all current exhibits to the Target SEC Documents filed prior to the date hereof, and will promptly make available to Acquiror all exhibits to any additional Target SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed (and such exhibits are true, correct and complete copies of such documents), and all contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms or those that have been terminated without default by any party thereto, and neither Target nor any of its subsidiaries, nor to Target's knowledge any other party, is in default thereunder except for any such default that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Target. As of their respective filing dates, (i) the Target SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (ii) none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Target SEC Document. None of Target's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Target has delivered to Acquiror complete and correct copies of the following consolidated financial statements (the "Target Financial Statements"), all of which have been prepared from the books and records of Target in accordance with United States generally accepted accounting principles ("GAAP") consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition of Target and its subsidiaries as at their respective dates and the consolidated results of their operations and cash flows for the periods covered thereby: (i) audited consolidated balance sheets at December 31, 2001 (the "Target Balance Sheet"), 2000 and 1999 and audited consolidated statements of income, cash flows and stockholders' equity of Target and its subsidiaries for the fiscal years then ended, audited by Grant Thornton LLP, independent public accountants; and (ii) an unaudited consolidated balance sheet at February 28, 2002 and unaudited consolidated statements of income, cash flows and stockholders' equity for the two months then ended.

            (c) Except as set forth in Section 2.4(c) of the Target Disclosure Letter, the statements of income contained in the Target Financial Statements do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the ordinary course of business, except as expressly specified therein.

            (d) Except as set forth in Section 2.4(d) of the Target Disclosure Letter, to Target's knowledge, the carrying value of the Target's assets and properties is not impaired based on Target's use of such assets and properties.

2.5   Absence of Certain Changes

            Except as set forth in Section 2.5 of the Target Disclosure Letter, since December 31, 2001 (the "Target Balance Sheet Date"), Target and each of its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred:

            (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target;

            (b) any acquisition, sale or transfer of any material asset of Target and its subsidiaries taken as a whole;

            (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any of its subsidiaries, except as required by GAAP, or any revaluation by Target or any of its subsidiaries of any of their assets;

            (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to any shares of capital stock of Target or any of its subsidiaries (except to Target or to other parent entities wholly owned by Target), or any direct or indirect redemption, purchase or other acquisition by Target or any of its subsidiaries of any of their shares of capital stock;

            (e) any material contract entered into by Target or any of its subsidiaries, other than as made available to Acquiror (without limiting Sections 4.1 and 4.2(A) hereof, promptly as and when entered into), or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which any of them are bound;

            (f) any amendment or change to the Articles of Incorporation or Bylaws (or similar organizational documents) of Target or any of its subsidiaries;

            (g) any increase in or modification of the compensation or benefits payable or to become payable by Target or any of its subsidiaries to any of their respective directors, officers, employees or consultants (other than amendments that may be required to maintain the present tax treatment of such benefits or otherwise to comply with applicable law), other than with respect to non-officer employees and consultants only, any increases in the ordinary course of business consistent with past practice;

            (h) any incurrence of indebtedness or Liens (excluding Permitted Liens) on any of Target's or any of its subsidiary's assets, or issuance of any debt securities or options, warrants, calls, convertible securities or other rights to acquire any debt securities of Target or any of its subsidiaries;

            (i) any commencement of any lawsuit or arbitration proceeding by or against Target or any of its subsidiaries, other than for the routine collection of bills and other litigation not material to the business of Target and its subsidiaries taken as whole, or any settlement or compromise of any claim by or against or obligation of Target or any of its subsidiaries of a material nature; or

            (j) any negotiation or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (a) through (i) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.6   Absence of Undisclosed Liabilities

            Except as set forth in Section 2.6 of the Target Disclosure Letter, Target and its subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Target Balance Sheet (including the notes thereto), (b) those obligations or liabilities (including contractual obligations) incurred in the ordinary course of business since the Target Balance Sheet Date in amounts consistent with prior periods, which obligations or liabilities have not had and could not reasonably be expected to have a Material Adverse Effect on Target, (c) those incurred in connection with the execution of this Agreement, and (d) those disclosed in the Target SEC Documents.

2.7   Contracts

            (a) Set forth in Section 2.7 of the Target Disclosure Letter is a complete and correct list of each of the following agreements, leases and other instruments, both oral and written, to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or their respective properties or assets are bound:

                (i) each material license or other agreement under which any Target Intellectual Property is licensed by or to Target or any of its subsidiaries;

                (ii) each agreement that restricts the operation of the business of Target or any of its subsidiaries or the ability of Target or any of its subsidiaries to solicit customers or employees;

                (iii) each operating lease (as lessor, lessee, sublessor or sublessee) relating to any real or tangible personal property or assets that are material to Target and its subsidiaries, taken as a whole;

                (iv) each agreement (including capital leases) under which any money has been or may be borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of Target or any of its subsidiaries), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any person or entity (other than endorsements for the purpose of collection in the ordinary course of business), and each agreement granting or creating a Lien (other than Permitted Liens) on any of Target's assets or any of its subsidiary's assets;

                (v) each agreement providing for accelerated or special payments as a result of the Merger, including any severance or "golden parachute" agreement or any stockholder rights plan or other instrument referred to as a "poison pill";

                (vi) each written (and a description of any oral) employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or termination or severance agreement; and

                (vii) each agreement with any Governmental Entity or otherwise which requires Target, any of its subsidiaries and/or any of their respective employees to have been granted security or similar clearances.

            A complete and correct copy of each written agreement, lease or other type of document (or representative forms thereof), and a true, complete and correct summary of each oral agreement, lease or other type of document, required to be disclosed pursuant to this Section 2.7 has been made available to Acquiror.

            (b) Each agreement, lease or other type of document required to be disclosed pursuant to this Section 2.7, each agreement or other type of document required to be filed with the SEC pursuant to Item 601 of Regulation S-K under the Securities Act, and each agreement or other type of document which is material to the Target and its subsidiaries taken as a whole (collectively, the "Target Contracts") is valid, binding and in full force and effect and is enforceable by Target or its applicable subsidiary in accordance with its terms. Neither Target nor any of its subsidiaries that is a party to such Target Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Target Contracts, and, to the knowledge of Target, no other party to any of the Target Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the

Target Contracts, except where such breach or default could not reasonably be expected to have a Material Adverse Effect on Target. Except as set forth in
Section 2.7(b) of the Target Disclosure Letter, no existing or completed agreement to which Target or any of its subsidiaries is a party, is subject to renegotiation with any Governmental Entity.

2.8   Litigation

            All litigation to which Target or any of its subsidiaries is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in
Section 2.8 of the Target Disclosure Letter. Except as set forth in Section 2.8 of the Target Disclosure Letter, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened (including allegations that could form the basis for future action) against Target or any of its subsidiaries or their properties or officers or directors (in their capacities as such), which, if adversely determined could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or its subsidiaries, or, to the knowledge of Target, any of their directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. Neither Target nor any of its subsidiaries has any plans to initiate any litigation, arbitration or other proceeding against any third party, other than litigation related to the routine collection of past due receivables and other litigation not material to the business of Target or any of its subsidiaries.

2.9   Restrictions on Business Activities

            Except as set forth in Section 2.9 of the Target Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any current business practice of Target or its subsidiaries, any acquisition of property by Target or its subsidiaries or the conduct of business by Target and its subsidiaries as currently conducted.

2.10  Governmental Authorization

            Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target or any of its subsidiaries currently operate or hold any interest in any of their properties or (b) that is required for the operation of the business of Target or any of its subsidiaries or the holding of any such interest ((a) and (b) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

2.11  Title to Property

            Target and its subsidiaries have good and marketable title to all of their properties, interests in properties and assets, real and personal, necessary for the conduct of their businesses as presently conducted or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Target Balance Sheet Date), or, with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all Liens of any kind or character, except (a) Liens for current taxes not yet due and payable,
(b) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations of Target and its subsidiaries, taken as a whole and as currently conducted, involving such properties (c) Liens securing debts that are reflected on the Target Balance Sheet and (d) Liens securing obligations of Target (of which obligations there are on the date hereof, and at the Effective Time will be, none outstanding) pursuant to the Revolving Loan Agreement, dated July 31, 1996, with Wells Fargo Bank, National Association, as amended. The plants, property and equipment of Target and each of its subsidiaries that are used in the operations of their respective businesses are in good operating condition and repair (normal wear and tear excepted). All properties used in the operations of Target or any of its subsidiaries are reflected in the Target Balance Sheet to the extent GAAP require the same to be reflected. Except as set forth in Section
2.11 of the Target Disclosure Letter, Target and its subsidiaries do not own or lease any real property. For purposes of this Section 2.11, the term "property" or "properties" does not include intellectual property.

2.12  Intellectual Property

            Except as set forth in Section 2.12 of the Target Disclosure Letter:

            (a) All registrations and applications for registrations comprising Target Intellectual Property are completely and correctly listed in Section 2.12(a) of the Target Disclosure Letter.

            (b) All programs for Developed Software are completely and correctly described in Schedule 2.12(b) (wherein only the core programs need be identified without identifying the modification or updates thereto).

            (c) Target and its subsidiaries have not conveyed, assigned or encumbered any of their rights to the Target Intellectual Property.

            (d) Target or its subsidiaries have the right to use, or are the sole and exclusive owners of, all right, title and interest in and to the Target Intellectual Property (with no breaks in the chain of the title thereof) required for the carrying on of the business of Target and its subsidiaries in the manner currently conducted except where such failure to have such right or ownership would not have a Material Adverse Effect on Target.

            (e) The Target Intellectual Property is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Target Intellectual Property except where such abandonment, cancellation or unenforceability would not have a Material Adverse Effect on Target.

            (f) Neither Target nor any of its subsidiaries have knowledge of nor has received any notice of any claim of adverse ownership, invalidity or other opposition to or conflict with any Target Intellectual Property nor, to the knowledge of Target, is there any impending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against Target or any of its subsidiaries relating to the Target Intellectual Property that, if determined adversely, could be reasonably expected to have a Material Adverse Effect on Target.

            (g) Other than for Target Contracts, neither Target nor its subsidiaries are required to pay any royalty, fee or other payment to any third party in connection with their use of the Target Intellectual Property except where the failure to pay such royalty, fee or other payment and the resulting inability to use such Target Intellectual Property could not reasonably be expected to have a Material Adverse Effect on Target.

            (h) No activity in which Target or its subsidiaries are engaged nor any product that Target or its subsidiaries manufacture, use, sell, license or offer, nor any process, method, packaging, advertising, or any material that Target or its subsidiaries employ in the manufacture, marketing, sale, licensing or offering of any such product or service, nor the use of any of the Target Intellectual Property by Target or its subsidiaries, each to the knowledge of Target, breaches, violates, infringes or interferes with any rights of any third party.

            (i) Target and its subsidiaries have taken commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect all their right, title and interest in and to all Target Intellectual Property. All employees, agents, consultants and other representatives of Target and its subsidiaries who have access to confidential or proprietary information of Target and its subsidiaries have a legal obligation of confidentiality to Target or its subsidiaries with respect to such information.

            (j) All employees, consultants and independent contractors employed or engaged by Target and its subsidiaries have duly executed and delivered agreements to Target or its subsidiaries pertaining to the assignment to Target or its subsidiaries of all Target Intellectual Property, conceived or reduced to practice by them during the course of their employment or engagement by Target or its subsidiaries.

            (k) To the knowledge of Target, there has been no public disclosure, sale or offer for sale of any invention forming a part of any patent application (in preparation or filed) or patent for an invention within the Target Intellectual Property owned by Target or one of its subsidiaries, that was directly or indirectly derived from the inventor(s) (such as a non-confidential publication or presentation by an inventor, employee, officer, director or other representative of Target or its subsidiaries) that could reasonably be expected to affect the ability of Target or its subsidiaries to obtain or sustain valid patent rights to such invention in any jurisdiction where it is desirable and commercially reasonable for Target or its subsidiaries to obtain patent protection.

            (l) To the knowledge of Target, there is no publication, such as a patent, published or laid-open patent application, journal article, catalogue, promotion, or specification, of another person which may prevent Target or its subsidiaries from obtaining or sustaining valid patent rights to any patent application (in preparation or filed) or patent for an invention within the Target Intellectual Property owned by Target or its subsidiaries in any jurisdiction where it is desirable and commercially reasonable for Target or its subsidiaries to obtain patent protection.

            (m) In relation to each patent application (in preparation or filed) or patent for an invention within the Target Intellectual Property owned by Target or one of its subsidiaries, Target is not aware of any professional opinion, such as the opinion of a patent agent or patent attorney, whether preliminary in nature or in any other manner qualified, to the effect that the chances of obtaining or sustaining valid patent rights to the invention are considered to be unlikely, or less than even, or about even, or in any other manner doubtful in any jurisdiction where it is desirable and commercially reasonable for Target or its subsidiaries to obtain patent protection.

            (n) To the knowledge of the Target, and except as otherwise evidenced by or described in a Target Contract, (i) each item of Developed Software was written by employees of the Target or its subsidiaries, or, if by a third party, was properly assigned to Target, (ii) each item of Developed Software is an original work, (iii) no portion of the Developed Software uses, copies or comprises the work owned by any third party and (iv) no royalty or other consideration is due to any third party arising out of the creation, copying or distribution of the Developed Software.

            (o) Target and its subsidiaries have not provided the source code for the Developed Software to any other person, directly or indirectly, by license, transfer, sale, escrow, or otherwise. The Target and its subsidiaries have not permitted any other person or entity to reverse engineer, disassemble or decompile the Developed Software to create such source code.

            (p) To the knowledge of Target, the Target Intellectual Property has not been imported or exported in violation of any export or import restrictions in any jurisdictions where Target or any of its subsidiaries conducts business.

            (q) To the knowledge of Target, neither the past nor current use of any data bases related to the business of Target or any of its subsidiaries or the information contained therein: (i) has violated or infringed upon, or is violating or infringing upon, the legal rights of any person; (ii) breaches any legal duty or legal obligation owed to any person; or (iii) violates any law relating to the privacy of any person.

            (r) No Target Intellectual Property was conceived or developed jointly with a third party or directly or indirectly with or pursuant to government funding or a government contract in a manner that would result in the creation of "March-in" rights under 35 U.S.C. Section 203.

            (s) To the knowledge of the Target, there has been no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property by any third party including, without limitation any employee or former employee of Target or its subsidiaries, except where such unauthorized use, disclosure, infringement or misappropriation would not have a Material Adverse Effect on Target.

2.13  Environmental Matters

            Target and its subsidiaries have at all times operated their businesses in material compliance with all Environmental Laws and all permits, licenses and registrations required under applicable Environmental Laws ("Environmental Permits") and, to Target's knowledge, no material expenditures are or will be required by Target or its subsidiaries in order to comply with such Environmental Laws. Neither Target nor any of its subsidiaries has received any written communication from any Governmental Entity or other person or entity that alleges that Target or its subsidiaries have violated or is, or may be, liable under any Environmental Law. There are no material Environmental Claims pending or, to the knowledge of Target, threatened (a) against Target or any of its subsidiaries, or (b) against any person or entity whose liability for any Environmental Claim Target or any of its subsidiaries has retained or assumed, either contractually or by operation of law. Neither Target nor any of .its subsidiaries have contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any material Environmental Claim.

            "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. ss. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.

ss. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq. "Environmental Claims" means any and all actions, orders, decrees, suits, demands, directives, claims, liens, investigations, proceedings or notices of violation by any Governmental Entity or other person or entity alleging potential responsibility or liability arising out of, based on or related to (a) the presence, release or threatened release of, or exposure to, any Hazardous Materials (as defined under applicable Environmental Laws) or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

2.14  Taxes

            (a) Target and each of its subsidiaries has timely filed (including after giving effect to any extensions) all tax returns (as defined below in clause (l)) required to be filed by them. Target and each of its subsidiaries have timely paid or caused to be timely paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes as are due, and the Target Balance Sheet reflects an adequate reserve (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) for all taxes payable by Target or its subsidiaries for all taxable periods and portions thereof through the Target Balance Sheet Date.

            (b) Except as set forth in Section 2.14(b) of the Target Disclosure Letter, no tax return of Target is under audit or, to the knowledge of Target, examination by any taxing authority, and no notice of such an audit or examination has been received by Target or its subsidiaries. Except as set forth in Section 2.14(b) of the Target Disclosure Letter there is no deficiency, litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by Target or its subsidiaries. Except as set forth in
Section 2.14(b) of the Target Disclosure Letter, each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid. Except as set forth in Section 2.14(b) of the Target Disclosure Letter, no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The United States federal income tax returns of Target and its subsidiaries have either been examined and settled with the Internal Revenue Service or closed by virtue of the expiration of the applicable statute of limitations for all years through 1997.

            (c) Except as set forth in Section 2.14(c) of the Target Disclosure Letter, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney (other than powers of attorney authorizing employees of Target or its subsidiaries to act on behalf of Target or such subsidiaries) with respect to any taxes has been executed or filed with any taxing authority.

            (d) No Liens for taxes exist with respect to any assets or properties of Target or any of its subsidiaries, except for statutory Liens for taxes not yet due.

            (e) Neither Target nor any of its subsidiaries will be required to include in a taxable period ending after the Effective Time any material taxable income attributable to income that accrued in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or
Section 481 of the Code or comparable provisions of any other, domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax laws, or for any other reason.

            (f) Target and each of its subsidiaries has complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax laws) and have in all material respects, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws.

            (g) Target has not constituted either a "distributing corporation" or a "controlled corporation" (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(c) of the Code) in conjunction with the Merger.

            (h) Target was not, at any time during the period specified in
Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (i) Target has not taken any action, or failed to take any action, and does not have knowledge of any fact, agreement, plan or other circumstance that could reasonably prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (j) Except as set forth in Section 2.14(j) of the Target Disclosure Letter, there is no agreement, contract or arrangement to which Target or any of its subsidiaries is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) of the Code.

            (k) Except as set forth in Section 2.14(k) of the Target Disclosure Letter, neither Target nor any of its subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement nor does Target or any of its subsidiaries owe any amount under any such agreement.

            (l) As used in this Agreement, (i) "taxes" shall include (A) any and all taxes, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (A) or (B) and (ii) "tax returns" shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to taxes and any amended tax return.

2.15  Employee Benefit Plans

      Set forth in Section 2.15 of the Target Disclosure Letter is a correct and complete list of each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, an "ERISA Plan"). Section 2.15 of the Target Disclosure Schedule also sets forth any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation or retention plan sponsored or maintained by Target or any of its subsidiaries, or to which Target or any of its subsidiaries is required to make contributions (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans"), and which are governed by the laws of the United States or any State thereof (those Benefit Plans which are so governed and all ERISA Plans, collectively, the "Target Benefit Plans"). Target has made available to Acquiror copies of all Target Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to such Target Benefit Plans for a period of three (3) years prior to the date hereof. In addition, except as set forth in Section 2.15 of the Target Disclosure Letter:

            (a) Each Target Benefit Plan and Non-U.S. Benefit Plan has been operated and administered in compliance with its terms in all material respects;

            (b) Each Target Benefit Plan complies in all material respects with all requirements of ERISA and the Code, except with respect to written amendments to the plan documents for which the remedial amendment period as defined in Code Section 401(b) and related regulations and notices, has not expired as of the Closing Date, and each Target Benefit Plan and Non-U.S. Benefit Plan complies in all material respects with all applicable laws and regulations;

            (c) Each Target Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code;

            (d) Neither Target nor any of its subsidiaries maintains, sponsors or contributes to, and neither Target nor any of its subsidiaries has maintained, sponsored or contributed in the past six years to, any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or any other plan subject to Title IV of ERISA;

            (e) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Target Benefit Plan;

            (f) No provision of any Target Benefit Plan or Non-U.S. Benefit Plan limits the right of Target to amend or terminate any Target Benefit Plan on no more than ninety (90) days notice, subject to the requirements of applicable law;

            (g) All contributions required to have been made to trusts in connection with any Target Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA) through the date hereof have been made;

            (h) Other than claims in the ordinary course for benefits with respect to the Target Benefit Plans or the Non-U.S. Benefit Plans, there are no actions, suits or claims pending, or, to Target's knowledge, threatened, with respect to any Target Benefit Plan or any Non-U.S. Benefit Plan;

            (i) All reports, returns and similar documents with respect to the Target Benefit Plans and the Non-U.S. Benefit Plans required to be filed with any Governmental Entity have been timely filed;

            (j) Except as set forth in Section 2.15(j) of the Target Disclosure Letter, neither

Target nor any of its subsidiaries has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. Target and each of its subsidiaries have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and
Section 601 of ERISA and the regulations thereunder;

            (k) All contributions, insurance premiums, taxes, or other liabilities or charges with respect to any Target Benefit Plan or any Non-U.S. Benefit Plan required to be paid on or prior to the Closing Date have been or will be paid in full on or prior to the Closing Date. All unpaid contributions, insurance premiums, taxes, or other liabilities or charges with respect to any Target Benefit Plan or any Non-U.S. Benefit Plan attributable to periods prior to the Closing Date, including, to the extent required to be accrued on the Target Financial Statements under GAAP consistently applied, the pre-Closing portion of any period ending after the Closing Date, have been accrued and properly reflected as liabilities on Target Financial Statements. Contributions for purposes of this Section 2.15 shall include, without limitation, any matching or employer profit sharing contributions required or customarily made under a "defined contribution plan" (within the meaning of Section 3(34) of ERISA) sponsored by Target;

            (l) All amendments required to bring the Target Benefit Plans into conformity with applicable law, including, without limitation, ERISA and the Code, have been or will be timely adopted;

            (m) No Target Benefit Plan or Non-U.S. Benefit Plan is under audit or investigation by the IRS or the DOL or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty that remains unpaid as of the Closing Date; and

            (n) Neither Target nor any of its subsidiaries is subject to any Liens (except Permitted Liens), or excise or other taxes, under ERISA, the Code or other applicable law relating or with respect to any Target Benefit Plan or any Non-U.S. Benefit Plan.

2.16  Employees and Consultants

            (a) Target has made available to Acquiror a complete list of all individuals employed by Target and each of its subsidiaries as of the date hereof and the position and base compensation payable to each such individual.

            (b) Neither Target nor any of its subsidiaries is a party to or subject to a labor union or a collective bargaining agreement or arrangement or party to any general labor or employment dispute. There are no labor unions representing, purporting to represent or, to Target's knowledge, attempting to represent any employee of Target or any of its subsidiaries.

            (c) Except as set forth in Section 2.16(c) of the Target Disclosure Letter, the consummation of the transactions contemplated herein will not result in (i) any amount becoming payable to any employee, director or independent contractor of Target or its subsidiaries, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target or its subsidiaries may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or its subsidiaries, or (iv) any cost becoming due or accruing to Target or its subsidiaries with respect to any employee, director or independent contractor of Target or its subsidiaries, other than as accrued on the Target Financial Statements.

            (d) To the knowledge of Target, no employee of Target or any of its subsidiaries has been injured in the work place or in the course of his or her employment except for: (i) injuries that are covered by insurance, or (ii) injuries for which a claim has been made under workers' compensation or similar laws.

            (e) Target and each of its subsidiaries has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"). To the knowledge of Target, the information and documents on which Target and its subsidiaries relied to comply with IRCA are true and correct, and there have not been any discrimination complaints filed against Target or its subsidiaries pursuant to IRCA, and, to the knowledge of Target, there is no basis for the filing of such a complaint that could reasonably be expected to have a Material Adverse Effect on Target.

            (f) Neither Target nor any of its subsidiaries has received or been notified of any written complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to the knowledge of Target, is there a basis for any complaint, except such complaints as could not reasonably be expected to have a Material Adverse Effect on Target.

            (g) Target's action in complying with the terms of this Agreement will not violate any agreements with any of the employees of Target or any of its subsidiaries.

            (h) Target and each of its subsidiaries has filed or will file all required reports and information with respect to their employees that are due prior to the Closing Date and otherwise have complied in their hiring, employment, promotion, termination and other labor practices with all applicable federal, state and foreign law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies, except to the extent that any such failure to file or comply would not have a Material Adverse Effect on Target.

            (i) To the knowledge of Target, none of its or its subsidiaries' employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of Target and its subsidiaries or that could reasonably be expected to have a Material Adverse Effect on Target. Neither the execution nor delivery of this Agreement nor the conduct of the business after the Closing Date of Target and its subsidiaries in the manner currently conducted, will, to Target's knowledge, conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation.

            (j) There are no strikes, slowdowns or work stoppages pending or, to the knowledge of Target, threatened with respect to the employees of Target or its subsidiaries, nor has any such strike, slowdown or work stoppage occurred or, to the knowledge of Target, been threatened since January 1, 1997. There is no representation claim or petition or complaint pending before the National Labor Board or any state or local agency and, to Target's knowledge, no question concerning representation has been raised or threatened since January 1, 1997 respecting the employees of Target and its subsidiaries.

            (k) Except as set forth in Section 2.16(k) of the Target Disclosure Letter, Target is not a contractor or subcontractor under any federal, state, local or foreign government contract.

2.17  Related-Party Transactions

            No employee, officer, or director of Target or any of its subsidiaries or member of his or her immediate family is indebted to Target or any of its subsidiaries, nor is Target or any of its subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of Target, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Target or any of its subsidiaries is affiliated or with which Target or any of its subsidiaries have a business relationship, or any firm or corporation that competes with Target or any of its subsidiaries, except to the extent that employees, officers, or directors of Target or any of its subsidiaries and members of their immediate families own less than 1% of the outstanding stock in publicly traded companies. No member of the immediate family of any officer or director of Target and its subsidiaries is directly or indirectly interested in any Target Contract.

2.18  Insurance

            Target has made available to Acquiror copies of all policies of insurance and bonds of Target and its subsidiaries. Such policies and bonds are with reputable insurers, provide adequate coverage for all normal risks incident to the assets, properties and business operations of Target and its subsidiaries and are in character and amount (including deductibles) at least substantially equivalent to that carried by persons and entities engaged in a business subject to the same or similar perils or hazards. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance with the terms of such policies and bonds in all material respects. Except as set forth in Section 2.18 of the Target Disclosure Letter, Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.19  Compliance with Laws

            Target and each of its subsidiaries have complied with, are not in violation of, and have not received any written notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their respective businesses, or the ownership or operation of their respective businesses, assets or properties, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

2.20  Brokers' and Finders' Fees

            Except for the fees payable to RBC Dain Rauscher, Inc. ("RBC"), a member company of RBC Capital Markets, Target's financial advisor, neither Target nor any of its subsidiaries has incurred, nor will any such entity incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.21  Vote Required

            The affirmative vote of the holders of a majority of the Target Common Stock outstanding on the record date set for the Target Stockholders Meeting is the only vote of the holders of any of Target's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated hereby.

2.22  Registration Statement; Proxy Statement/Prospectus

            The written information supplied by Target expressly for the purpose of inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the issuance of the shares of Acquiror Common Stock to be issued in connection with the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is filed or declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The written information supplied by Target expressly for the purpose of inclusion in the proxy statement/prospectus to be sent to the stockholders of Target and Acquiror in connection with the meetings of Target's stockholders (the "Target Stockholder Meeting") and Acquiror's stockholders (the "Acquiror Stockholder Meeting" and together with the Target Stockholder Meeting, individually a "Stockholder Meeting" or together the "Stockholder Meetings") to be held in connection with the Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders and, at the time of each of the Stockholder Meetings, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Target that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror and Merger Sub. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub that is contained in any of the foregoing documents.

2.23  Complete Copies of Materials

            Each document that has been requested by Acquiror or its counsel, and made available by Target, in connection with Aquiror's technical, legal and accounting review of Target and its subsidiaries is true and complete in all material respects.

2.24  Opinion of Financial Advisor

            Target has been advised in writing by its financial advisor, RBC, that in RBC's opinion, as of the date of such opinion, the price to be paid per share of Target Common Stock under the Exchange Ratio provisions of this Agreement is fair, from a financial point of view, to the holders of Target Common Stock. Target has delivered, or promptly upon receipt will deliver, to Acquiror a true and complete copy of such written opinion.

2.25  Board Approval

            The Board of Directors of Target unanimously has (a) declared the advisability and approved this Agreement and the Merger, (b) determined that the Merger is in the best interest of the stockholders of Target and is on terms that are fair to such stockholders and (c) recommended that the stockholders of Target adopt and approve this Agreement and the Merger.

2.26  Illegal Payments

            Neither Target nor any of its subsidiaries, nor any director, officer, agent, or employee thereof, nor, to the knowledge of Target, any other person or entity associated with or acting for or on behalf of Target or any of its subsidiaries, has directly or indirectly in violation of any legal requirement (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect to Target or its subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Target or its subsidiaries.

2.27  Customers

            Set forth in Section 2.27 of the Target Disclosure Letter is a complete list of (a) the twenty-five (25) largest clients and customers of Target and its subsidiaries, taken as a whole, and (b) the ten (10) largest clients and customers of Target and its subsidiaries, taken as a whole, which are located or carry on business with Target or any of its subsidiaries in the United Kingdom, in each case in each of the last three (3) fiscal years, including the amounts such customers paid to Target and its subsidiaries, taken as a whole, in each such year. To the knowledge of Target and its subsidiaries, there are no facts or circumstances that are reasonably likely to result in the loss of any such client or customer of Target or any of its subsidiaries or a material adverse change in the relationship of Target or any of its subsidiaries with any such client or customer prior to the completion of the applicable current engagement.

2.28  Section 673 of Minnesota Law Not Applicable

            The Board of Directors of Target has taken all actions so that the restrictions contained in Section 302A.673 of the Minnesota Law applicable to a "business combination" (as defined in Section 302A.673) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreements. True and complete copies of all such actions have been delivered to Acquiror.

2.29  Representations Complete

            None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Letter, or in any certificate furnished by Target pursuant to this Agreement, or in the Target SEC Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE III.
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

            Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter delivered by Acquiror to Target on the date of the execution and delivery of this Agreement (the "Acquiror Disclosure Letter"). The Acquiror Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Agreement unless a cross reference is made to another paragraph which such disclosure also qualifies. Any reference in this Article III to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (a) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (b) the availability of specific performance, injunctive relief and other equitable remedies.

3.1   Organization, Standing and Power

            Each of Acquiror and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror and each of its subsidiaries have the corporate power to own their properties and to carry on their respective businesses as now being conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has made available a true and correct copy of the Certificate of Incorporation and Bylaws (or similar organizational documents) of Acquiror, as amended to date, to Target. Neither Acquiror nor any of its subsidiaries are in violation of any of the provisions of their Certificate of Incorporation or Bylaws (or equivalent organizational documents).

3.2   Capital Structure

            (a) Set forth in Section 3.2(a) of the Acquiror Disclosure Letter is a list of subsidiaries, direct and indirect, of Acquiror, which list accurately reflects the beneficial ownership of all outstanding shares of capital stock of each such subsidiary.

            (b) The authorized capital stock of Acquiror consists of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value, of which there were issued and outstanding as of the date of this Agreement, 22,903,647 shares of Common Stock and no shares of Preferred Stock. The authorized capital stock of Merger Sub consists of 12,100,000 shares of Common Stock, $.01 par value, all of which were issued and outstanding as of the date of this Agreement. All outstanding shares of Common Stock of Merger Sub are held by Acquiror. All outstanding shares of Acquiror Common Stock and Merger Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Articles of Incorporation or the Bylaws (or similar organizational documents) of Acquiror or Merger Sub or any agreement to which Acquiror or Merger Sub is a party or by which it is bound. The shares of Acquiror Common Stock to be issued pursuant to the Merger will, upon their issuance, be duly authorized, validly issued, fully paid, and non-assessable, and will not be subject to any statutory preemptive rights of Acquiror's stockholders and will be free of any Liens other than any Liens created by or imposed on the holders thereof.

3.3   Authority

            (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and constitutes the valid and binding obligations of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms.

            (b) Neither the execution, delivery and performance of this Agreement by Acquiror or Merger Sub, nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the articles of incorporation or bylaws (or similar organizational documents) of Acquiror or any of its subsidiaries; (ii) conflict with, result in a breach or violation of, give rise to a default or loss of benefits, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any note, bond, indenture, guaranty, lease, license agreement, instrument, writ, injunction, order, judgment or decree to which Acquiror or any of its subsidiaries is a party or any of their respective properties or assets is subject; (iii) give rise to a declaration or imposition of any Lien upon any of the properties or assets of Acquiror or any of its subsidiaries; or (iv) adversely affect any Acquiror Governmental License necessary to enable Acquiror or its subsidiaries to carry on their businesses as presently conducted, except, in the case of clauses (ii),
(iii) or (iv), for any conflict, breach, violation, default, declaration, acceleration, imposition, impairment or effect that could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Acquiror.

            (c) No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any Governmental Entity or other regulatory authority is required in order to (i) permit Acquiror and Merger Sub to consummate the Merger or perform their obligations under this Agreement, (ii) prevent the termination or modification of any governmental right, privilege, authority, franchise, license, permit or certificate of Acquiror or any of its subsidiaries (collectively, "Acquiror Governmental Licenses") to enable Acquiror and its subsidiaries to own, operate and lease their respective properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their respective businesses as presently provided and conducted, or (iii) prevent any material loss or disadvantage to the business of Acquiror and its subsidiaries, by reason of the Merger, except for (the following in clauses (A), (B), (E) and (F), collectively, the "Acquiror Governmental Approvals") (A) the filing of the Articles of Merger, as provided in Section 1.2; (B) the filing of the Registration Statement and Proxy Statement with the SEC in accordance with the Securities Act and the Exchange Act and clearance thereof by the SEC; (C) any other filings or notices required pursuant to the Securities Act or the Exchange Act and the rules promulgated thereunder, including under Regulation M-A; (D) the filing of a report on Form 8-K in accordance with the Exchange Act disclosing the existence and terms of this Agreement; (E) such filings as may be required under the HSR (and the expiration of the waiting period thereunder) and such filings, consents and approvals as are required under applicable foreign law (including antitrust or competition law); (F) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock to be issued pursuant to the Merger and pursuant to stock options to purchase shares of Target Common Stock which have been assumed by Acquiror in accordance with Section 5.13 hereof; or
(G) such other consents, authorizations, filings, approvals and registrations of or with any Governmental Entity that, if not obtained or made, would not have a Material Adverse Effect on Acquiror, and that would not prevent or materially alter or delay the transactions contemplated by this Agreement, or would not prevent the Surviving Corporation from owning or operating any material portion of Target's or any of its subsidiaries' businesses.

3.4   SEC Documents; Acquiror Financial Statements

            (a) Acquiror has made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule

424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Acquiror since January 1, 1999, and, prior to the Effective Time, Acquiror will have promptly made available to Target true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all current exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed (and such exhibits are true, correct and complete copies of such documents), and all contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms or those that have been terminated without default by any party thereto, and neither Acquiror nor any of its subsidiaries, nor to Acquiror's knowledge any other party, is in default thereunder except for any such default that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Acquiror. As of their respective filing dates, (i) the Acquiror SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (ii) none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. None of Acquiror's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Acquiror has delivered to Target complete and correct copies of the following consolidated financial statements (the "Acquiror Financial Statements"), all of which have been prepared from the books and records of Acquiror in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition of Acquiror and its subsidiaries as at their respective dates and the consolidated results of their operations and cash flows for the periods covered thereby: (i) audited consolidated balance sheets at December 31, 2001 (the "Acquiror Balance Sheet"), 2000 and 1999 and audited consolidated statements of income, cash flows and stockholders' equity of Acquiror and its subsidiaries for the fiscal years then ended, audited by Deloitte & Touche LLC, with respect to 2001, and Arthur Anderson LLP with respect to 2000 and 1999, both as independent public accountants; and (ii) an unaudited consolidated balance sheet at February 28, 2002, as well as unaudited consolidated statements of income, cash flows and stockholders' equity of Acquiror for the two months then ended. The statements of income included in the Acquiror Financial Statements do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the ordinary course of business, except as expressly specified therein.

3.5   Absence of Undisclosed Liabilities

            Except as set forth in Section 3.5 of the Acquiror Disclosure Letter, Acquiror and its subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than
(a) those set forth or adequately provided for in the Acquiror Balance

Sheet (including the notes thereto), (b) those obligations or liabilities (including contractual obligations) incurred in the ordinary course of business since the Acquiror Balance Sheet Date in amounts consistent with prior periods, which obligations or liabilities have not had and could not reasonably be expected to have a Material Adverse Effect on Acquiror, (c) those incurred in connection with the execution of this Agreement, and (d) those disclosed in the Acquiror SEC Documents.

3.6   Absence of Certain Changes

            Except as set forth in Section 3.6 of the Acquiror Disclosure Letter, since December 31, 2001 (the "Acquiror Balance Sheet Date"), Acquiror and each of its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred:

            (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Acquiror;

            (b) any acquisition, sale or transfer of any material asset of Acquiror and its subsidiaries taken as a whole;

            (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any of its subsidiaries, except as required by GAAP, or any revaluation by Acquiror or any of its subsidiaries of any of their assets;

            (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to any shares of capital stock of Acquiror or its subsidiaries (except to Acquiror or other parent entity or as required by any agreement in effect on the date hereof), or any direct or indirect redemption, purchase or other acquisition by Acquiror or any of its subsidiaries of any of their shares of capital stock;

            (e) any material contract entered into by Acquiror or any of its subsidiaries, other than as made available to Target (without limiting Sections
4.1 and 4.2(B) hereof, promptly as and when entered into), or any material amendment or termination of, or default under, any material contract to which Acquiror or any of its subsidiaries is a party or by which any of them are bound;

            (f) any amendment or change to the Articles of Incorporation or Bylaws (or similar organizational documents) of Acquiror or any of its subsidiaries;

            (g) any issuance of any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror or any of its subsidiaries;

            (h) any commencement of any lawsuit or arbitration proceeding by or against Acquiror or any of its subsidiaries other than for the routine collection of bills and other litigation not material to the business of Acquiror and its subsidiaries taken as a whole; or

            (i) any negotiation or agreement by Acquiror or any of its subsidiaries to do any of the things described in the preceding clauses (a) through (h).

3.7   Intellectual Property

            (a) Acquiror and its subsidiaries own or are licensed for and in any event possess sufficient rights with respect to all Acquiror Intellectual Property necessary to the conduct of business of Acquiror and its subsidiaries, as currently conducted, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Acquiror.

            (b) Neither Acquiror nor any of its subsidiaries has knowledge of, or received any notice of, any claim of adverse ownership, invalidity or other opposition to or conflict with any Acquiror Intellectual Property nor, to the knowledge of Acquiror, is there any impending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against Acquiror or any of its subsidiaries relating to the Acquiror Intellectual Property that, if determined adversely could be reasonably expected to have a Material Adverse Effect on Acquiror.

            (c) Acquiror and its subsidiaries have taken commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect all their right, title and interest in and to all Acquiror Intellectual Property. All employees, agents, consultants and other representatives of Acquiror and its subsidiaries who have access to confidential or proprietary information of Acquiror and its subsidiaries have a legal obligation of confidentiality to Acquiror or its subsidiaries with respect to such information, except where a lack of such legal obligation could not reasonably be expected to have a Material Adverse Effect on Acquiror.

3.8   Environmental Matters

            Acquiror and each of its subsidiaries are in material compliance with all Environmental Laws and to Acquiror's knowledge, no material expenditures are or will be required by Acquiror or any of its subsidiaries in order to comply with such Environmental Laws.

3.9   Employee Benefit Plans

            Acquiror has made available to Target copies of all ERISA Plans and Benefit Plans sponsored or maintained by Acquiror, or to which Acquiror is required to make contributions, and which are governed by the laws of the United States (hereinafter referred to as the "Acquiror Benefit Plans"). In addition:

            (a) Each Acquiror Benefit Plan has been operated and administered in compliance with its terms in all material respects;

            (b) Each Acquiror Benefit Plan complies in all material respects with all requirements of ERISA and the Code and with all other applicable law, except with respect to written amendments to the plan documents for which the remedial amendment period (as defined in Code Section 401(b) and related regulations and notices) has not expired as of the Closing Date; and

            (c) Neither Acquiror nor its subsidiaries maintain, sponsor or contribute to, and, to Acquiror's knowledge, neither Acquiror nor its subsidiaries have maintained, sponsored or contributed in the past six (6) years to, any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or any other plan subject to Title IV of ERISA.

3.10  Litigation

            Except as disclosed in the Acquiror SEC Documents or Section 3.10 of the Acquiror Disclosure Letter, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened (including allegations that could form the basis for future action) against Acquiror or any of its subsidiaries or any of their properties or officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or its subsidiaries or, to the knowledge of Acquiror, any of their directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

3.11  Taxes

            (a) Acquiror and each of its subsidiaries has timely filed (including after giving effect to any extensions) all tax returns required to be filed by them. Except as set forth in Section 3.11 of the Acquiror Disclosure Letter, Acquiror and each of its subsidiaries have timely paid or caused to be timely paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes as are due, and the Acquiror Balance Sheet reflects an adequate reserve (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) for all taxes payable by Acquiror or its subsidiaries for all taxable periods and portions thereof through the Acquiror Balance Sheet Date.

            (b) Acquiror and each of its subsidiaries has complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of taxes.

            (c) Acquiror has not taken any action, or failed to take any action, and does not have knowledge of any fact, agreement, plan or other circumstance that could reasonably prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.12  Restrictions on Business Activities

            There is no agreement, judgment, injunction, order or decree binding upon Acquiror that has or could reasonably be expected to have the effect of prohibiting or impairing

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

in any material respect any current business practice of Acquiror or its subsidiaries, any acquisition of property by Acquiror or its subsidiaries or the conduct of business by Acquiror and its subsidiaries as currently conducted.

3.13  Compliance with Laws

            Acquiror and each of its subsidiaries have complied with, are not in violation of, and have not received any written notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their respective businesses, or the ownership or operation of their respective businesses, assets or properties, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

3.14  Registration Statement; Proxy Statement

            The written information supplied by Acquiror and Merger Sub expressly for the purpose of inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is filed or declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The written information supplied by Acquiror and Merger Sub expressly for the purpose of inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Acquiror's stockholders and Target's stockholders and at the time of each of the Stockholder Meetings, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror or Merger Sub that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror and Merger Sub shall promptly inform Target. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target that is contained in any of the foregoing documents.

3.15  Brokers' and Finders' Fees

            Except for the fees payable to Morgan Lewis Githens & Ahn, Inc., Acquiror's financial advisor, Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.16  Vote Required

            The affirmative vote of the holders of (a) a majority of the Acquiror Common Stock outstanding on the record date set for the Acquiror Stockholders Meeting, and (b) a majority of the Merger Sub Common Stock outstanding are the only votes of the holders of any of Acquiror's and Merger Sub's capital stock necessary to approve the issuance of the Acquiror Common Stock in the Merger (in the case of Acquiror) or to approve the Merger (in the case of Merger Sub).

3.17  Complete Copies of Materials

            Each document that has been requested by Target or its counsel, and made available by Acquiror, in connection with Target's technical, legal and accounting review of Acquiror and its subsidiaries is true and complete in all material respects.

3.18  Illegal Payments

            Neither Acquiror nor any of its subsidiaries, nor any director, officer, agent, or employee thereof, nor, to the knowledge of Acquiror, any other person or entity associated with or acting for or on behalf of Acquiror or any of its subsidiaries, has directly or indirectly, in violation of any legal requirement (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect to Target or its subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Target or its subsidiaries.

3.19  Board Approval

            The Board of Directors of Acquiror and Merger Sub have unanimously
(a) approved this Agreement and the Merger and (b) recommended that the stockholders of Acquiror approve the issuance of the shares of Acquiror Common Stock contemplated by this Agreement and the Merger.

3.20  Representations Complete

            None of the representations, warranties or statements made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Letter, or in any certificate furnished by Acquiror pursuant to this Agreement, or in the Acquiror SEC Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE IV.
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business of Target and Acquiror

            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, or as set forth in Section
4.1 of the Target Disclosure Letter or in Section 4.1 of the Acquiror Disclosure Letter, as applicable, or as previously expressly consented to in writing by the other party, each of Target and Acquiror agree to carry on its and its subsidiaries' respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, including without limitation, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or any of its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time in any material respect.

4.2   Conduct of Business

            (A) Without limiting the foregoing provisions of Section 4.1, except as set forth in Section 4.2 of the Target Disclosure Letter, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

            (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws (or similar organizational documents);

            (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (provided that Target's subsidiaries may pay dividends and make other distributions to Target), or split, combine, recapitalize or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

            (c) Contracts. (i) Enter into, modify, amend or terminate any contract, agreement, license, instrument, document or commitment ("Contract") which if so entered into, modified, amended or terminated could be reasonably expected to (A) have a Material Adverse Effect on Target, (B) impair in any material respect the ability of Target to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement, (ii) enter into any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by Target or any of its subsidiaries with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Target or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract; or (iii) enter into any Contract containing any restriction on the ability of the Target or any of its subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Acquiror or any of its subsidiaries in connection with or following the consummation of the Merger, or to compete in any line of business;

            (d) Stock Option Plans, etc. Adopt any stock option or similar plan, amend either of the Target Stock Options Plans, or, except as provided in
Section 5.13 hereof or pursuant to the terms of the Target Stock Option Plans, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under either of the Target Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

            (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character (including stock appreciation rights or other rights that are linked in any way to the price of Acquiror Common Stock or Target Common Stock), or amend the terms of any of the foregoing, obligating it to issue any such shares or other securities, other than the issuance of shares of Target Common Stock pursuant to the exercise of stock options under the Target Stock Option Plans outstanding on the date of this Agreement or pursuant to the Target ESPP as in effect on the date of this Agreement;

            (f) Intellectual Property. Transfer to or license any person or entity or otherwise extend, amend or modify in any material respect any rights to any Target Intellectual Property, other than the grant of non-exclusive licenses in the ordinary course of business and consistent with past practice;

            (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any person or entity is granted exclusive or restrictive marketing, manufacturing or other exclusive or restrictive rights of any type or scope with respect to any of its products, services or technology;

            (h) Dispositions. Directly or indirectly sell, lease, license, mortgage or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its and its subsidiaries' businesses, taken as a whole, or sell, assign, transfer or otherwise dispose of any of its properties or assets at a discount from the fair market value thereof;

            (i) Indebtedness; Liens. Repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or entity or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Target or any of its subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing, make any loans, advances (other than in respect of travel expenses advanced to employees in the ordinary course of business) or capital contributions to or investments in, any other person or entity, other than Target and any of its respective subsidiaries, or incur any Liens (excluding Permitted Liens);

            (j) Leases. Enter into operating leases requiring payments in excess of $100,000 annually in the aggregate;

            (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of

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

$100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements and the payment of reasonable professional fees related to the transactions contemplated by this Agreement;

            (l) Capital Expenditures. Incur or commit to incur any capital expenditures in excess of $300,000 in any one case, or $600,000 in the aggregate;

            (m) Insurance. Reduce in any material manner in any instance the amount of any insurance coverage provided by existing insurance policies as of the date hereof;

            (n) Termination or Waiver. Terminate or waive any right of substantial value other than upon notice to Acquiror and in the ordinary course of business and consistent with past practice;

            (o) Employee Benefits; Severance. Take any of the following actions:
(i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and consistent with past practices, (ii) grant any severance or termination pay to, or enter into, modify or amend any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into, modify or amend (other than amendments required to maintain the present tax treatment of such plan or program) any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy, agreement or arrangement for the benefit of any director, officer or employee;

            (p) Lawsuits. Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills and other litigation not material to the business of Target and its subsidiaries, taken as a whole, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of its business, provided that Target consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

            (q) Acquisitions. Directly or indirectly acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and its subsidiaries' businesses, taken as a whole;

            (r) Taxes. Make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any required estimated tax returns, information returns, payroll tax returns or sales tax returns) or any amendment to a tax return, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment, provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

            (s) Revaluation; Change of Fiscal Year. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, or change its fiscal year;

            (t) Accounts Payable and other Obligations. Prepay or otherwise accelerate the payment of, any accounts payable or other obligation (other than reasonable professional fees payable in connection with the transactions contemplated hereby) or, except as contested in good faith and provided that adequate reserves are established in accordance with GAAP, fail to pay any of its accounts payable or other obligations in a timely manner and otherwise in the ordinary course of business consistent with past practice; and

            (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(A)(a) through (t) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform any of its covenants hereunder.

            (B) Without limiting the foregoing provisions of Section 4.1, except as set forth in Section 4.2 of the Acquiror Disclosure Letter, Acquiror shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Target:


            (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws (or similar organizational documents), except that Acquiror and its applicable subsidiaries may take all action necessary to reincorporate (whether by merger or otherwise) the Acquiror in the State of Delaware and except as shall not adversely affect the rights of holders of Acquiror Common Stock;

            (b) Dividends; Changes in Capital Stock. Declare or pay any cash dividends on or make any other cash distributions in respect of any of its capital stock (provided that Acquiror's subsidiaries may pay cash dividends and make other cash distributions to Acquiror or other parent entities or as may be required by any agreement in effect on the date hereof), or split, combine, recapitalize or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

            (c) Contracts. (i) Enter into, modify, amend or terminate any contract, agreement, license, instrument, document or commitment which if so entered into, modified, amended or terminated could reasonably be expected to
(A) have a Material Adverse Effect on Acquiror, (B) impair in any material respect the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (ii) enter into any material contract, agreement, license, instrument, document or commitment to the extent consummation of the transactions contemplated by this Agreement or compliance by Acquiror or any of its subsidiaries with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, in or upon any of the properties or assets of Acquiror or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract, agreement, license, instrument, document or commitment; and

            (d) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(B)(a) through (c) above, or any action that would make any of its representations or warranties contained in this Agreement untrue and incorrect in any material respect or prevent it from performing or cause it not to perform any of its covenants hereunder.

4.3   Notices

      Target and its subsidiaries shall give all notices and other information required to be given to the employees of Target or its subsidiaries, any collective bargaining unit representing any group of employees of Target or its subsidiaries, and any applicable Governmental Entity under the National Labor Relations Act, the Code, and other applicable law in connection with the transactions provided for in this Agreement.


                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

5.1   No Solicitation

            (a) Upon execution of this Agreement, Target shall immediately terminate any discussions with any Third Party concerning an Acquisition Proposal (as defined below). Target shall not, directly or indirectly, through any officer, director, employee, stockholder, financial advisor, attorney, representative, subsidiary or agent of such person or entity (i) take any action to solicit, initiate, facilitate, continue or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or other securities (including by way of a tender offer) or similar transaction involving Target or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions (whether such discussions or negotiations are initiated by Target, such other person or entity or otherwise) concerning, or provide any non-public information to any person or entity relating to, any possible Acquisition Proposal, (iii) enter into an agreement with any person or entity providing for a possible Acquisition Proposal or make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person or entity, in each case other than Acquiror, or (iv) agree to, enter into a letter of intent or similar document or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Target, or its Board of Directors, to the extent such

Board of Directors determines, in good faith (after consultation with independent legal advisors), that such Board of Directors' fiduciary duties under applicable law require it to do so, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited, bona fide, written Acquisition Proposal by such person or entity or recommending an unsolicited, bona fide, written Acquisition Proposal by such person or entity to the stockholders of Target, if and only to the extent that (1) the Board of Directors of Target determines in good faith (after consultation with independent financial and legal advisors) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Acquiror and Target as a combined company, would, if consummated, result in a transaction more favorable to Target's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Target determines in good faith (after consultation with independent legal advisors) that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, (x) such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to Target and no more favorable to such person or entity than those terms contained in the Mutual Confidentiality and Non-Disclosure Agreement dated October 1, 2001 between Acquiror and Target (the "Nondisclosure Agreement"), (y) such non-public information has been previously delivered to Acquiror, and (z) Target advises Acquiror in writing of such disclosure or discussions or negotiations, including the person or entity to whom disclosed or with whom discussions or negotiations will occur; or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Target shall ensure that the officers, directors and Affiliates of Target and its subsidiaries and any investment banker or other financial advisor or representative retained by Target or any of its subsidiaries are aware of the restrictions described in this Section 5.1. Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this Section 5.1 by any officer, director, employee, financial advisor, attorney, representative, subsidiary or agent of Target, when acting on behalf of Target or any of its subsidiaries, shall be deemed to be a breach of this Section 5.1 by Target.

            (b) Target shall notify Acquiror immediately after receipt by Target (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Target or any of its subsidiaries by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the person or entity and the terms and conditions of such proposal, inquiry or contact. Target shall continue to keep Acquiror informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

            (c) In addition to the foregoing, Target shall not accept or enter into any agreement, letter of intent or similar document concerning an Acquisition Proposal for a period of not less than seventy two (72) hours after Acquiror's receipt of a notice of the material terms of such Acquisition Proposal and the identity of the person or entity making such Acquisition Proposal, and during such seventy two (72) hour period Target shall negotiate with Acquiror in good faith any proposal submitted to Target by Acquiror which addresses such Acquisition Proposal.

5.2   Proxy Statement/Prospectus; Registration Statement

            As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare proxy materials relating to the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby by the stockholders of Target and the issuance of the Acquiror Common Stock pursuant to this Agreement by the stockholders of Acquiror and, as promptly as practicable, Acquiror shall file with the SEC the Registration Statement, which complies in form in all material respects with applicable law and SEC requirements and each of Target and Acquiror shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Each of Target and Acquiror shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of Target and Acquiror as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Target and Acquiror shall furnish all information concerning it (and its respective subsidiaries) to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement. Each of Target and Acquiror shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Target and Acquiror, as the case may be, (a) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (b) shall include in such document or response all comments reasonably proposed by such other party and (c) shall not file or mail such document or respond to the SEC prior to receiving such other party's approval, which approval shall not be unreasonably withheld or delayed. Subject to the provisions of Section 5.1, the Proxy Statement shall include the unanimous recommendation of the Board of Directors of Acquiror in favor of the issuance of shares of Acquiror Common Stock pursuant to the Merger and the unanimous recommendation of the Board of Directors of Target in favor of the Merger; provided that the recommendation of Target's Board of Directors may not be included or may be withdrawn if previously included if Target's Board of Directors believes in good faith (after consultation with independent financial and legal advisors) that a Superior Proposal has been made and shall determine in good faith (after consultation with independent legal advisors) that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of the Target's Board of Directors' fiduciary duty under applicable law.

5.3   Stockholders Meetings

            (a) Target shall promptly after the date hereof take all actions necessary to call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger, as well the approval of the Target ESPP, which meeting shall be held (to the extent permitted by law) within forty-five (45) days of the date on which the Registration Statement is declared effective, provided that, Target may adjourn the Target Stockholder Meeting until such time as its conditions to the consummation of the transactions contemplated hereby set forth in Sections 6.1(b), (c) and (e) and 6.2(d) hereof have been, or within two (2) Business Days are reasonably expected to be, satisfied or waived by Target. Subject to Section 5.1, Target shall, through its Board of Directors, unanimously recommend to its stockholders approval of such matters. Target shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of or, subject to Section 5.1, approval of such matters (whether or not the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger).

            (b) Acquiror shall promptly after the date hereof take all actions necessary to call a meeting of its stockholders to be held as promptly as practicable for the purpose of approving the issuance of the Acquiror Common Stock contemplated by this Agreement and the Merger, which meeting shall be held (to the extent permitted by law) within forty-five (45) days of the date on which the Registration Statement is declared effective, provided that, Acquiror may adjourn the Acquiror Stockholder Meeting until such time as its conditions to the consummation of the transactions contemplated hereby set forth in Sections 6.1(b) and (c) and 6.3(e) hereof have been, or within two (2) Business Days are reasonably expected to be, satisfied or waived by Acquiror. Acquiror shall, through its Board of Directors, unanimously recommend to its stockholders approval of such matter. Acquiror shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of such issuance.

5.4   Access to Information.

            (a) Each party shall afford the other party and its accountants, counsel and other representatives, access during normal business hours and upon reasonable prior notice during the period prior to the Effective Time to (i) all of such party's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably request. Each party agrees to provide to the other party and its accountants, counsel and other representatives copies of available internal financial statements promptly upon request. Each party and its representatives shall keep such information confidential in accordance with the terms of the Nondisclosure Agreement.

            (b) Subject to compliance with applicable law and the terms of the Nondisclosure Agreement, from the date hereof until the Effective Time, the parties shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

            (c) Acquiror and Target shall promptly furnish or make available to each other a copy of each report, schedule, registration statement or other document filed by it after the date of this Agreement pursuant to the requirements of Federal or state securities laws.

            (d) No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.5   Confidentiality

            The parties acknowledge that Acquiror and Target have previously executed the Nondisclosure Agreement, which Nondisclosure Agreement shall continue in full force and effect in accordance with its terms.

5.6   Public Disclosure

            Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable law or to comply with the rules and regulations of the SEC or any obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which event, if reasonably practicable, the party who is required to make disclosure shall notify the other party as soon as reasonably possible of the nature and timing of the required disclosure.

5.7   Consents; Cooperation.

            (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use all commercially reasonable efforts to obtain, all consents and approvals (including, without limitation, all consents and approvals required by United States and foreign governmental or regulatory agencies) required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals under, or to deliver notice of the Merger as required by, any of their respective material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult with, and provide the necessary information to, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal, state or foreign antitrust or fair trade law.

            (b) Each of Acquiror and Target shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other

Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, conditions or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Acquiror nor Target shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) August 31, 2002, or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Acquiror and Target shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

            (c) Notwithstanding the foregoing, neither Acquiror nor Target shall be required to agree, as a condition to any approval, to divest itself of or hold separate any subsidiary, division or business unit that is material to the business of such party and its subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a Material Adverse Effect on such party or a material adverse effect on the benefits intended to be derived as a result of the Merger.

5.8   Stockholder Lists

            Section 5.8 of the Target Disclosure Letter sets forth a list of those persons or entities who are on the date hereof and who are anticipated at the time of the Stockholder Meetings to be, "affiliates" of Target within the meaning of Rule 145 under the Securities Act ("Rule 145"). Each such person or entity who is an "affiliate" of Target within the meaning of Rule 145 is referred to herein as an "Affiliate". Target shall provide such information and documents as Acquiror shall reasonably request for purposes of reviewing such list and shall notify Acquiror in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Target shall use its commercially reasonable efforts to cause each person or entity who is identified as an Affiliate of Target to deliver to Acquiror, no less than twenty (20) Business Days prior to the date of the Target Stockholders Meeting, a written agreement in connection with restrictions on Affiliates under Rule 145, in form reasonably acceptable to Acquiror.

5.9   Indemnification

            (a) The Bylaws and Articles of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification of present and former directors, officers and employees of Target than those set forth in Target's Bylaws and Articles of Incorporation on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time are present or former directors, officers or employees of Target, unless such modification is required after the Effective Time by applicable law.

            (b) From and after the Effective Time, the Surviving Corporation and the Acquiror jointly and severally shall indemnify and hold harmless each present and former director, officer and employee of Target (each, together with each such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including, prior to the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party, to the fullest extent permitted by applicable law, reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Actions"), (i) arising out of or pertaining to the transactions contemplated by this Agreement, or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case, to the extent provided in Target's Articles of Incorporation or By-Laws as in effect on the date hereof, in each case for a period of six (6) years after the Effective Time; provided, however, that, any claim or claims for indemnification in accordance with this Section 5.9(b) shall continue until the disposition of any such claims. In the event of any Action (whether arising before or after the Effective Time), the Indemnified Parties shall promptly notify the Surviving Corporation in writing, and the Surviving Corporation shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Parties. The Indemnified Parties shall have the right to employ separate counsel, in any such Action and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Parties unless (i) the Surviving Corporation has agreed to pay such fees and expenses,
(ii) the Surviving Corporation shall have failed to assume the defense of such Action or (iii) the named parties to any such Action (including any impleaded parties) include both the Surviving Corporation and the Indemnified Parties and such Indemnified Parties shall have been reasonably advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Parties which are in conflict with those available to the Surviving Corporation. In the event such Indemnified Parties employ separate counsel at the expense of the Surviving Corporation pursuant to clauses (ii) or (iii) of the previous sentence, (w) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation; (x) the Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single Action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction; (y) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefore are received; and (z) the Surviving Corporation will cooperate in the defense of any such Action. Neither the Acquiror or the Surviving Corporation shall be liable for any settlement of any such Action effected without their prior written consent.

            (c) For a period of six (6) years after the Effective Time, Acquiror and the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained in effect directors and officers liability insurance covering those persons who are currently covered by policies of directors and officers liability insurance maintained by Target on terms substantially similar to those applicable under such current policies with respect to claims arising from and related to facts or events which occurred at or before the Effective Time provided, however, that in no event will Acquiror or the Surviving Corporation be required to expend in excess of $300,000 in the aggregate (i.e. for six years coverage) for such coverage (or such coverage as is available for such $300,000).

            (d) In the event Acquiror, the Surviving Corporation or any successor to Acquiror or the Surviving Corporation (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any person or entity, then, and in each case, proper provision shall be made so that the successors of the Acquiror or the Surviving Corporation honor the obligations of the Acquiror and the Surviving Corporation set forth in this Section 5.9.

            (e) The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

5.10  Irrevocable Proxies

            Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause Michael W. Rogers, Rogers Family Limited Partnership, John E. Pence and Pence Family Limited Partnership to execute and deliver to Acquiror, a Voting Agreement in the form of Exhibit B attached hereto (each, a "Voting Agreement") concurrently with the execution and delivery of this Agreement.

5.11  Notification of Certain Matters

            Target shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to Target, of (a) any event or occurrence of which could reasonably be expected to have a Material Adverse Effect or to cause any representation or warranty by such party contained in this Agreement to be materially untrue or inaccurate, or (b) any failure of Target, Acquiror or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of this Agreement unless the failure to give such notice results in material prejudice to the other party.

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

5.12  Tax-Free Reorganization

            Neither Target, Acquiror nor Merger Sub will, either before or after consummation of the Merger, take any action that, to the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning Section 368(a) of the Code.

5.13  Stock Options and Stock Purchase Plan

            (a) At the Effective Time, the Target Stock Option Plans and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plans, whether vested or unvested, shall be, and they hereby are, assumed by Acquiror. Section 5.13 of the Target Disclosure Letter sets forth a true and correct schedule (the "Option Schedule") as of the date hereof of all holders of outstanding options under the Target Stock Option Plans, the number of shares of Target Common Stock subject to each such option, the exercise or vesting schedule of each such option, the exercise price per share of each such option, and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Option Schedule current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in (1) the Target Stock Option Plans, (2) the terms and conditions of each grant and (3) the option agreements evidencing, or other agreements relating to, such options (the items set forth clauses (2) and (3), an "Option Agreement") immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole number of shares of Acquiror Common Stock,
(ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such option shall be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time, by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) such options shall be fully vested on and after the Effective Date. The options so assumed by Acquiror are intended to qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. As soon as practicable, and in any event within thirty (30) days, after the Effective Time, Acquiror will issue to each person whose option was assumed in accordance with this Section 5.13, a document evidencing the foregoing assumption of such option by Acquiror.

            (b) Acquiror shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Acquiror Common Stock for delivery under Target Stock Options assumed in accordance with this
Section 5.13. Within ten (10) Business Days after the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms) which will register the shares of Acquiror Common Stock subject to assumed options to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

            (c) Outstanding purchase rights under the Target ESPP shall be exercised immediately prior to the Effective Time, and each participant in the Target ESPP accordingly shall be issued shares of Target Common Stock at that time in accordance with the terms and conditions of this Section 5.13(c) and the Target ESPP, which shares of Target Common Stock shall be converted into the right to receive shares of Acquiror Common Stock in the Merger in accordance with the terms hereof. On or prior to the Effective Time, Target shall have taken all action necessary to terminate the Target ESPP on the last Business Day of the pay period immediately preceding the Effective Time (such Business Day, the "ESPP Termination Date"), and, for all purposes, notwithstanding the terms of the Target ESPP, no purchase rights shall be granted or exercised under the Target ESPP subsequent to the ESPP Termination Date.

5.14  Listing of Additional Shares

            Prior to the Effective Time, Acquiror shall file with Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock referred to in Section 6.1(e) below.

5.15  Additional Agreements

            Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Target and Acquiror described in Section 6.1(a), including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.16  Employee Benefits

            (a) As of the Effective Time and until December 31, 2002, to the extent permitted by applicable law and the terms of the applicable Target Benefit Plans, the eligible employees of Target and its subsidiaries shall continue to participate in the Target Benefit Plans in which they are participating on the date of this Agreement (other than the Target ESPP).

            (b) For the year ending December 31, 2002, the Surviving Corporation shall continue in force and honor all incentive compensation plans in effect on the date of this Agreement and set forth on Schedule 5.16(b) of the Target Disclosure Schedule. Calculation of incentive compensation payable under such incentive compensation plans shall be based on the stand-alone results of operations and financial condition of the Surviving Corporation following the Effective Time, excluding the effect of all Merger related costs and benefits on the results of operations and financial condition of the Surviving Corporation.

            (c) As of Effective Time, each of the employees of Target set forth on Schedule

5.16(c) of the Target Disclosure Letter (the "Identified Employees") shall receive a grant of nonqualified stock options to purchase shares of Acquiror Common Stock, exercisable at the market price of Acquiror Common Stock on the date of grant, which stock options shall otherwise be subject to Acquiror's 2000 Stock Option Plan, as amended. So long as the Identified Employees are employed by the Surviving Corporation, their annual base salaries shall not be reduced below their annual base salaries in effect on date of this Agreement.

            (d) Acquiror and Target acknowledge that the transactions contemplated pursuant to this Agreement shall trigger the change in control severance obligations due John M. Bujan in accordance with his Offer of Employment dated February 28, 1996, as amended on February 2, 2000 and June 28, 2001 (the "Bujan Employment Agreement"). In satisfaction of all such change in control severance obligations, Target shall pay Mr. Bujan $295,985 in cash on the Closing Date against receipt by Target of a written release from Mr. Bujan releasing the Target and the Surviving Corporation from all liabilities and obligations to make severance, change in control or similar payments to Mr. Bujan for any reason and otherwise terminating the Bujan Employment Agreement. The parties hereto acknowledge and agree that all Target stock options granted to Mr. Bujan, as assumed by Acquiror pursuant to Section 5.13 hereof, shall be exercisable for a period of three years following the Effective Date. Mr. Bujan will continue as an employee of the Surviving Corporation following the Effective Date in an "at-will" status for the compensation and upon such terms and conditions as may be agreed between the Surviving Corporation and Mr. Bujan following the Effective Date.

5.17  Financial Statements

            Target shall cooperate with Acquiror in all reasonable respects in connection with the preparation and filing with the SEC of the Registration Statement and Proxy Statement (and any amendment or supplement to either thereof). Without limiting the foregoing, Target shall (a) prepare interim financial statements for Target and its subsidiaries ("Interim Financials"), if required in connection with the Registration Statement or Proxy Statement that are suitable for inclusion by Acquiror in the Public Filings (as defined below), including compliance with the applicable provisions of Regulation S-X, (b) use its best efforts to obtain written consents of its independent public accountants, when required, with respect to the Target Financial Statements and any Interim Financials so that such financial statements can be used in registration statements filed under the Securities Act and reports under the Securities Exchange Act ("Public Filings"), issued or filed by Acquiror, and (c) cooperate with Acquiror so Acquiror can obtain information sufficient for Acquiror to comply with the requirements of the Management's Discussion and Analysis portion of the Public Filings, as it may relate to Target and its subsidiaries.


                                   ARTICLE VI.
                            CONDITIONS TO THE MERGER

6.1   Conditions to Obligations of Each Party to Effect the Merger

            The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

            (a) Stockholder Approval. (i) This Agreement and the Merger shall have been approved and adopted by the holders of at least a majority of the shares of Target Common Stock outstanding as of the record date set for the Target Stockholder Meeting and (ii) the issuance of the shares of Acquiror Common Stock contemplated by this Agreement shall have been approved by the holders of at least a majority of the shares of Acquiror Common Stock outstanding on the record date set for the Acquiror Stockholders Meeting.

            (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other valid and binding legal or regulatory restraint or prohibition of a Governmental Entity, preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, nor any statute, rule or regulation enacted, enforced or deemed applicable to the Merger, by a Governmental Entity, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

            (c) Governmental Approval. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, authorizations, consents, clearances, waivers and consents that are either Acquiror Governmental Approvals or Target Governmental Approvals.

            (d) Tax Opinion. Each of Target and Acquiror shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinions shall be substantially identical in substance. In preparing the tax opinion, such counsel may rely on reasonable assumptions and may also rely on (and, to the extent reasonably required, the parties shall make) reasonable and customary representations related thereto.

            (e) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable to holders of Target Common Stock and Target stock options in connection with the Merger shall have been made.

            (f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by a Governmental Entity seeking a stop order. The Proxy Statement shall have been delivered to the stockholders of Acquiror and Target in accordance with the requirements of the Securities Act and the Exchange Act.

6.2   Additional Conditions to the Obligations of Target

            The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

            (b) Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by an executive officer of Acquiror to the effect that, as of the Effective Time, the conditions set forth in
Section 6.2(a) have been satisfied.

            (c) No Material Adverse Changes. Since December 31, 2001, there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets, (including intangible assets), liabilities, businesses, operations or results of operations of Acquiror and its subsidiaries taken as a whole.

            (d) No Litigation. There shall not be pending any suit, action or proceeding brought by any Governmental Entity seeking (i) to prohibit or limit in any material respect the ownership or operation by Target, Acquiror or any of their respective Affiliates of a material portion of the business or assets of Target and its subsidiaries, taken as a whole, or of Acquiror and its subsidiaries, taken as a whole, or to require any such entity to dispose of or hold separate any material portion of the business or assets of Target and its subsidiaries, taken as a whole, or of Acquiror and its subsidiaries, taken as a whole, as a result of the Merger, or (ii) to prohibit Acquiror or any of its affiliates from effectively controlling in any material respect a material portion of the business or operations of Target or its subsidiaries.

            (e) Board of Directors. As of the Effective Time, Ben F. Allen shall be appointed as a member of the Board of Directors of Acquiror.

6.3   Additional Conditions to the Obligations of Acquiror and Merger Sub

            The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

            (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by an executive officer of Target to the effect that, as of the Effective Time, the conditions set forth in Section 6.3(a) have been satisfied.

            (c) No Material Adverse Changes. Since December 31, 2001, there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, businesses, operations or results of operations of Target and its subsidiaries taken as a whole.

            (d) Resignation of Directors. The directors of Target and each of Target's subsidiaries in office immediately prior to the Effective Time shall have resigned as directors of Target and each of Target's subsidiaries effective as of the Effective Time.

            (e) No Litigation. There shall not be pending any suit, action or proceeding brought by any Governmental Entity seeking (i) to prohibit or limit in any material respect the ownership or operation by Target, Acquiror or any of their respective Affiliates of a material portion of the business or assets of Target and its subsidiaries, taken as a whole, or of Acquiror and its subsidiaries, taken as a whole, or to require any such entity to dispose of or hold separate any material portion of the business or assets of Target and its subsidiaries, taken as a whole, or of Acquiror and its subsidiaries, taken as a whole, as a result of the Merger, (ii) to prohibit Acquiror or any of its Affiliates from effectively controlling in any material respect a material portion of the business or operations of Target or its subsidiaries, or (iii) to impose material limitations on the ability of Acquiror or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Target Common Stock, including the right to vote the Target Common Stock on all matters properly presented to the stockholders of Target.

            (f) Option Schedule. Target shall have delivered to Acquiror the updated Option Schedule as required by Section 5.13.


                                  ARTICLE VII.
                   TERMINATION, EXPENSES, AMENDMENT AND WAIVER

7.1   Termination

            This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(k), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target and Acquiror:

            (a) by mutual written consent of Target and Acquiror;

            (b) by either Target or Acquiror, if the Merger shall not have been consummated by August 31, 2002 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

            (c) by either Acquiror or Target, if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

            (d) by either Acquiror or Target, if at the Target Stockholder Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Target in favor of this Agreement and the Merger (the "Target Stockholder Approval") shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Target where the failure to obtain Target Stockholder Approval shall have been caused by the action or failure to act of Target and such action or failure to act constitutes a material breach by Target of this Agreement). A material breach by Target of Sections 5.1, 5.2 or 5.3 hereof will constitute a material breach hereunder;

            (e) by either Acquiror or Target, if at the Acquiror Stockholder Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Acquiror in favor of the issuance of the shares of Acquiror Common Stock contemplated by this Agreement (the "Acquiror Stockholder Approval") shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Acquiror where the failure to obtain Acquiror Stockholder Approval shall have been caused by the action or failure to act of Acquiror and such action or failure to act constitutes a material breach by Acquiror of this Agreement). A material breach by Acquiror of Sections 5.2 or 5.3 hereof will constitute a material breach hereunder;

            (f) by Acquiror, if (i) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror; (ii) the Board of Directors of Target fails to reaffirm its recommendation of this Agreement or the Merger within ten (10) Business Days after Acquiror requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iii) the Board of Directors of Target shall have recommended to the stockholders of Target an Alternative Transaction; (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Target Common Stock is commenced (other than by Acquiror or an affiliate of Acquiror) and the Board of Directors of Target shall not have sent to its security holders pursuant to Rule 14e-2 within forty five (45) days after such tender or exchange offer is first published, sent or given, a statement disclosing that Target recommends rejection of such tender or exchange offer; or (v) for any other reason Target fails to call and hold the Target Stockholder Meeting within 45 days after the Registration Statement is declared effective under the Securities Act if such date is on or before the Outside Date;

            (g) by Acquiror, if any representation or warranty of Target shall have become untrue such that the condition set forth in Section 6.3(a)(i) would not be satisfied (a "Target Terminating Change"), or by Target, if any representation or warranty of Acquiror and Merger Sub shall have become untrue such that the condition set forth in Section 6.2(a)(i) would not be satisfied (a "Acquiror Terminating Change" and together with a Target Terminating Change, a "Terminating Change"); provided, however, that if any such Terminating Change is curable prior to the date first established by Target or Acquiror, as the case may be, for the first of the Stockholders Meetings to occur through the exercise of Target's or Acquiror's commercially reasonable efforts, as the case may be, and for so long as Target or Acquiror, as the case may be, continues to exercise such commercially reasonable efforts, neither Acquiror nor Target, respectively, may terminate this Agreement under this Section 7.1(g) until at least fifteen
(15) days (or the remaining number of days prior to the Outside Date, if shorter) have elapsed following receipt of the written notice of termination pursuant to this Section 7.1(g);

            (h) by Target or Acquiror, if there has been a breach of any covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) would cause the condition set forth in Section 6.2(a)(ii) (in the case of termination by Target) or in 6.3(a)(ii) (in the case of termination by Acquiror) not to be satisfied, and (ii) except in the case of a breach of any covenant or agreement set forth in Section 5.1 (as to which breach this clause (ii) shall not be applicable), shall not have been cured within fifteen (15) days (or prior to the Outside Date, if earlier) following receipt by the breaching party of written notice of such breach from the other party;

            (i) by Target, if it proposes to accept a Superior Proposal; provided that simultaneously with such termination Target complies with Section 7.3(b)(ii) hereof;

            (j) by Target, if (i) the Average Stock Price is less than $15.8634,
(ii) at or before 5:00 P.M. (Eastern Time) on the date which is two (2) trading days (on the Nasdaq National Market) prior to the Target Stockholder Meeting Target delivers to Acquiror written notice, subject to the following clause
(iii), terminating this Agreement (the "Target's Notice") and (iii) Acquiror has not agreed, by written notice to Target (the "Acquiror's Notice") given at or before 5:00 P.M. (Eastern Time) one (1) trading day prior to the Target Stockholder Meeting, to convert, in the Merger, each share of Target Common Stock (other than any shares of Target Common Stock to be canceled pursuant to Section 1.6(b) or any shares of Target Common Stock to which dissenters' rights have been exercised pursuant to Section 1.6(g)) into the right to receive the fraction of one fully paid and non-assessable share of Acquiror Common Stock equal to, at minimum, the product of (x) one (1) and (y) a fraction (rounded to four decimal places, with the number five (5) and below being rounded down), the numerator of which is $12.50 and the denominator of which is the Average Stock Price (subject to Section 1.6(f) hereof). In the event that Acquiror delivers an Acquiror's Notice, Target shall not have the right to terminate this Agreement pursuant to this Section 7.1(j), and the Target's Notice shall have no force or effect; or

            (k) by Target, if the Board of Directors of Acquiror shall have withdrawn or modified its recommendation of the issuance of Acquiror Common Stock in connection with the

Merger in a manner adverse to Target.

7.2   Effect of Termination

            In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, the Merger shall be abandoned and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or other Affiliates, except as otherwise set forth in Section 7.3 and except to the extent that such termination results from the intentional breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement (in which case the nonbreaching party may seek any and all remedies available to it under applicable law); provided that, the provisions of Section 5.5, Section 7.3 and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

7.3   Expenses and Termination Fees

            (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Acquiror and Target shall share equally all fees and expenses, other than their respective accountants and attorneys' fees, incurred in relation to the filing and printing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements; provided, further, that Acquiror shall pay the SEC registration fee with respect to the Registration Statement and that each party shall bear the expenses of mailing the Proxy Statement and any other materials to its own stockholders.

            (b) Target shall pay Acquiror a termination fee of $4,200,000 in immediately available funds (i) within two (2) Business Days after the termination of this Agreement by Acquiror pursuant to Section 7.1(f) or (ii) simultaneously with the termination of this Agreement by Target pursuant to
Section 7.1(i).

            (c) Acquiror shall pay Target's out-of-pocket expenses incurred in connection with this Agreement (and the transactions contemplated hereby), including the fees and expenses of financial advisors, accountants and legal counsel and printing and filing and mailing fees and expenses (collectively, "Termination Expenses"), in immediately available funds within two (2) Business Days following termination of this Agreement by Target pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(k), and Target shall pay Acquiror's and Merger Sub's Termination Expenses in immediately available funds within two (2) Business Days following termination of this Agreement by Acquiror pursuant to
Section 7.1(g) or Section 7.1(h).

7.4   Amendment

            This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Target Stockholder Approval and the Acquiror Stockholder Approval, no amendment may be made which by applicable law requires further approval by such stockholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.5   Extension; Waiver

            At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

8.1   Effectiveness of Representations, Warranties and Agreements

            Except as otherwise provided in this Section 8.1, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made (or knowledge obtained) by or on behalf of any other party hereto, any person or entity controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement and in the Target Disclosure Letter and the Acquiror Disclosure Letter shall terminate at the earlier to occur of the Effective Time or upon the termination of this Agreement pursuant to Article VII, except that the covenants and agreements set forth in Article I, Section 5.9, Section 5.12, Section 5.13, Section 5.15 and
Section 5.16 shall survive the Effective Date and the covenants and agreements set forth in Section 5.5, Section 7.2 and Section 7.3 shall survive such termination.

8.2   Notices

            All notices and other communications hereunder shall be in writing and shall be deemed given when actually received if delivered personally, or by commercial delivery service, or mailed by registered or certified mail (return receipt requested), or sent via facsimile (with confirmation of receipt), to the parties at the following address (or at such other address for a party as shall be specified by like notice):

            (a) if to Acquiror or Merger Sub, to:

                  Kroll Inc.
                  900 Third Avenue
                  New York, New York 10022
                  Attention:  General Counsel
                  Facsimile No.:  (212) 750-5628
                  Telephone No.: (212) 833-3392
                  with a copy to:

                  Torys LLP
                  237 Park Avenue
                  New York, New York 10017
                  Attention: Bradley P. Cost, Esq.
                  Facsimile No.: (212) 682-0200
                  Telephone No.: (212) 880-6000

            (b) if to Target, to:

                  ONTRACK Data International, Inc.
                  9023 Columbine Road
                  Eden Prairie, Minnesota 55347
                  Attention:  Chief Executive Officer
                  Facsimile No.: (952) 937-5815
                  Telephone No.: (952) 937-1107


                  with a copy to:

                  Robins, Kaplan, Miller & Ciresi L.L.P.
                  2800 LaSalle Plaza
                  800 LaSalle Avenue
                  Minneapolis, Minnesota 55402
                  Attention: John R. Houston, Esq.
                  Facsimile No.: (612) 349-0612
                  Telephone No.: (612) 349-8285


8.3   Interpretation

            When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party and its subsidiaries reasonably believed to have knowledge of such matters. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth on the cover page of this Agreement. The table of contents and headings contained in this Agreement are for reference

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

purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4   Counterparts

            This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5   Entire Agreement; No Third Party Beneficiaries

            This Agreement, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Nondisclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms and (b) do not, and are not intended to, confer upon any other person or entity any rights or remedies hereunder or otherwise, except for the rights of the holders of Target Common Stock to receive the consideration set forth in Article I, and except for the provisions of Section 5.9.

8.6   Severability

            In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7   Remedies Cumulative

            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8   Governing Law

            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or

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

the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process. Each of the parties to this Agreement hereby irrevocably and unconditionally, to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints RL&F Service Corp. which is located at One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801, as such party's agent in the State of Delaware for acceptance of legal process in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

8.9   Assignment

            Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

8.10  Rules of Construction

            The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                                      * * *


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

            IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all on the date first written above.

                                    ONTRACK DATA INTERNATIONAL, INC.



                                    By: /s/ Ben F. Allen
                                       ---------------------------------
                                       Name:  Ben Allen
                                       Title: President and CEO


                                    KROLL INC.



                                    By: /s/ Michael Cherkasky
                                       ---------------------------------
                                       Name:  Michael Cherkasky
                                       Title: President and CEO


                                    ODI ACQUISITION CORPORATION



                                    By: /s/ Michael Cherkasky
                                       ---------------------------------
                                       Name:  Michael Cherkasky
                                       Title: President








             SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION



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

                                   SCHEDULE A

                                   DEFINITIONS


"Acquiror" shall have the meaning set forth in the Preamble hereof.

"Acquiror Balance Sheet" shall have the meaning set forth in Section 3.4(b) hereof.

"Acquiror Balance Sheet Date" shall have the meaning set forth in Section 3.6 hereof.

"Acquiror Benefit Plans" shall have the meaning set forth in Section 3.9 hereof.

"Acquiror Common Stock" shall have the meaning set forth in Section B of the Recitals hereof.

"Acquiror Disclosure Letter" shall have the meaning set forth in the first paragraph of Article III hereof.

"Acquiror Financial Statements" shall have the meaning set forth in Section 3.4(b) hereof.

"Acquiror Governmental Approvals" shall have the meaning set forth in Section 3.3(c) hereof.

"Acquiror Governmental Licenses" shall have the meaning set forth in Section 3.3(c) hereof.

"Acquiror Intellectual Property" shall mean Intellectual Property owned or held by Acquiror or any of its subsidiaries or used in connection with carrying on the Acquiror's or such subsidiary's business.

"Acquiror SEC Documents" shall have the meaning set forth in Section 3.4(a) hereof.

"Acquiror Stockholder Approval" shall have the meaning set forth in Section 7.1(e) hereof.

"Acquiror Stockholder Meeting" shall have the meaning set forth in Section 2.22 hereof.

"Acquisition Proposal" shall have the meaning set forth in Section 5.1(a) hereof.

"Actions" shall have the meaning set forth in Section 5.9(b) hereof.

"Affiliate(s)" shall have the meaning set forth in Section 5.8 hereof.

"Alternative Transaction" means either (i) a transaction pursuant to which any person or entity (or group of persons or entities) other than Acquiror or its respective affiliates (a "Third Party"), acquires more than 15% of the outstanding shares of Target Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Target pursuant to which any Third Party acquires more than 15% of the outstanding equity securities of Target or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this

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

purpose the outstanding equity securities of subsidiaries of Target, and the entity surviving any merger or business combination including any of them) of Target and its subsidiaries having a fair market value (as determined by the Board of Directors of Acquiror in good faith) equal to more than 15% of the fair market value of all the assets of Target and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

"Antitrust Laws" shall have the meaning set forth in Section 5.7(b) hereof.

"Articles of Merger" shall have the meaning set forth in Section 1.1 hereof.

"Average Stock Price" shall mean the volume weighted average price of Acquiror Common Stock on the Nasdaq National Market for the twenty (20) consecutive trading days ending three (3) trading days prior to the Target Stockholder Meeting as calculated on the VAP screen on the Bloomberg ProfessionalTM Service and shown as VWAP for such period, as adjusted for any stock split, recapitalization, reorganization or other similar corporate transaction.

"Benefit Plans" shall have the meaning set forth in Section 2.15 hereof.

"Business Day" shall mean a day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

"CERCLA" shall have the meaning set forth in Section 2.13 hereof.

"Certificates" shall have the meaning set forth in Section 1.7(b) hereof.

"Closing Date" shall have the meaning set forth in Section 1.2 hereof.

"Closing" shall have the meaning set forth in Section 1.2 hereof.

"Code" shall have the meaning set forth in Section D of the Recitals hereof.

"Developed Software" means all computer programs developed by or for Target or its subsidiaries and currently utilized in a product or service offering of Target or its subsidiaries, in each format and medium in which such computer programs is recorded or stored, including: (i) all source and all object code versions of such programs; (ii) all design specifications, flow chats, programmers' notes, tests and test results; (iii) all documentation of the features of such software; and (iv) all associated instruction manuals, documentation and supporting material made available to users of the software.

"Dissenting Shares" shall have the meaning set forth in Section 1.6(f) hereof.

"Effective Date" shall have the meaning set forth in Section 1.2 hereof.

"Effective Time" shall have the meaning set forth in Section 1.2 hereof.

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

"Employee Obligation" shall have the meaning set forth in Section 2.16(i) hereof.

"Environmental Claims" shall have the meaning set forth in Section 2.13 hereof.

"Environmental Laws" shall have the meaning set forth in Section 2.13 hereof.

"Environmental Permit" shall have the meaning set forth in Section 2.13 hereof.

"ERISA" shall have the meaning set forth in Section 2.15 hereof.

"ERISA Plans" shall have the meaning set forth in Section 2.15 hereof.

"ESPP Termination Date" shall have the meaning set forth in Section 5.13(c) hereof.

"Exchange Act" shall have the meaning set forth in Section 2.3(c) hereof.

"Exchange Agent" shall have the meaning set forth in Section 1.7(a) hereof.

"Exchange Fund" shall have the meaning set forth in Section 1.7(a) hereof.

"Exchange Ratio" shall have the meaning set forth in Section 1.6(a) hereof.

"GAAP" shall have the meaning set forth in Section 2.4(b) hereof.

"Governmental Entity" shall mean the collective reference to any court of competent jurisdiction, administrative agency, tribunal, authority, commission or other governmental or administrative agency, authority or instrumentality, whether Federal, state, local or foreign.

"HSR" shall have the meaning set forth in Section 2.3(c) hereof.

"Indemnified Parties" shall have the meaning set forth in Section 5.9(b) hereof.

"Intellectual Property" shall mean (I) any and all subject matter that is entitled to protection of rights under (i) patent law; (ii) copyright law (including moral rights); (iii) trademark law (including common law protection);
(iv) design patent or industrial design law; (v) semi-conductor chip or mask work law; or (vi) any other statutory provision or common law principle in any jurisdiction, including legal provisions governing the protection of confidential information and trade secrets, which may provide a right in any of ideas, formulae, algorithms, computer programs, data, databases, concepts, inventions, know-how, business methods, brands or indicia of the source of goods and services or the expression or use of such ideas, formulae, algorithms, computer programs, data, databases, concepts, inventions, know-how, business methods, brands or indicia of the source of goods or services and (II) all registrations and applications for registration of the subject matter identified in (I) above.

"IRCA" shall have the meaning set forth in Section 2.16(e) hereof.

"knowledge" shall have the meaning set forth in Section 8.3 hereof.

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

"Lien" shall mean any mortgage, charge, security interest, encumbrance, claim, or other lien of any kind or nature whatsoever.

"made available" shall have the meaning set forth in Section 8.3 hereof.

"material" shall have the meaning set forth in Section 8.3 hereof.

"Material Adverse Effect" with respect to any entity or group of entities means any event, change, condition or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, businesses, operations or results of operations of such entity and its subsidiaries, taken as a whole.

"Merger" shall have the meaning set forth in Section A of the Recitals hereof.

"Merger Consideration" shall have the meaning set forth in Section 1.6(g) hereof.

"Merger Sub" shall have the meaning set forth in the Preamble hereof.

"Minnesota Law" shall have the meaning set forth in Section 1.1 hereof.

"Nondisclosure Agreement" shall have the meaning set forth in Section 5.1(a) hereof.

"Non-U.S. Benefit Plan" shall mean all Benefit Plans, contracts and arrangements (statutory, regulatory or otherwise) covering or applicable to non-U.S. employees of Target or any of its subsidiaries.

"Option Schedule" shall have the meaning set forth in Section 5.13(a) hereof.

"Order" shall have the meaning set forth in Section 5.7(b) hereof.

"Outside Date" shall have the meaning set forth in Section 7.1(b) hereof.

"Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken; (b) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance;
(c) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), eases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;
(d) judgment Liens that have been stayed or bonded; and (e) mechanics', workers', materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith.

"Plan of Reorganization" shall have the meaning set forth in Section 1.10 hereof.

"Prohibited Transaction" shall have the meaning set forth in Section 2.15(e) hereof.

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

"Proxy Statement" shall have the meaning set forth in Section 2.22 hereof.

"Purchase Periods" shall have the meaning set forth in Section 2.2(b) hereof.

"RBC" shall have the meaning set forth in Section 2.20 hereof.

"RCRA" shall have the meaning set forth in Section 2.13 hereof.

"Registration Statement" shall have the meaning set forth in Section 2.22 hereof.

"Rule 145" shall have the meaning set forth in Section 5.8 hereof.

"SEC" shall have the meaning set forth in Section 2.3(c) hereof.

"Securities Act" shall have the meaning set froth in Section 2.4(a) hereof.

"Stockholder Meetings" shall have the meaning set forth in Section 2.22 hereof.

"Superior Proposal" shall have the meaning set forth in Section 5.1(a) hereof.

"Surviving Corporation" shall have the meaning set forth in Section 1.1.
hereof.

"Target" shall have the meaning set forth in the Preamble hereof.

"Target Authorizations" shall have the meaning set forth in Section 2.10 hereof.

"Target Balance Sheet Date" shall have the meaning set forth in Section 2.5 hereof.

"Target Balance Sheet" shall have the meaning set forth in Section 2.4 hereof.

"Target Benefit Plan" shall have the meaning set forth in Section 2.15 hereof.

"Target Contracts" shall have the meaning set forth in Section 2.7. hereof.

"Target Disclosure Letter" shall have the meaning set forth in the first paragraph of Article II hereof.

"Target ESPP" shall have the meaning set forth in Section 2.2(b) hereof.

"Target Financial Statements" shall have the meaning set forth in Section 2.4(b) hereof.

"Target Governmental Approvals" shall have the meaning set forth in Section 2.3(c) hereof.

"Target Governmental Licenses" shall have the meaning set forth in Section 2.3(c) hereof.

"Target Intellectual Property" shall mean Intellectual Property owned or held by the Target or any of its subsidiaries or used in connection with carrying on the Target's or such subsidiary's business.

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

"Target SEC Documents" shall have the meaning set forth in Section 2.4 hereof.

"Target Stock Option Plans" shall have the meaning set forth in Section 1.6 hereof.

"Target Stockholder Meeting" shall have the meaning set forth in Section 2.22 hereof.

"taxes" shall have the meaning set forth in Section 2.14(l) hereof.

"tax returns" shall have the meaning set forth in Section 2.14(l) hereof.

"Third Party" shall have the meaning set forth in the definition of Alternative Transaction.

"Unperfected Shares" shall have the meaning set forth in Section 1.6(f) hereof.

"Voting Agreement" shall have the meaning set forth in Section 5.10 hereof.



                                      *  *  *




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